UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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☐	Soliciting Material Pursuant to §240.14a-12
MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2828 North Harwood Street, 15th Floor
Dallas, Texas 75201

April 8, 2011

Dear MoneyGram Stockholder:

You are invited to attend our 2011 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Central Daylight Time on Wednesday, May 11, 2011 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2010. I encourage you to read the Annual Report on Form 10-K for information about the company’s performance in 2010.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 8, 2011

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:30 a.m. Central Daylight Time on Wednesday, May 11, 2011 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas for the following purposes:

1. To elect nine directors to serve one-year terms;

2. To amend the MoneyGram International, Inc. 2005 Omnibus Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

4. To hold an advisory vote on executive compensation;

5. To hold an advisory vote on the frequency of the advisory vote on executive compensation; and

6.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock and Series B Participating Convertible Preferred Stock at the close of business on April 1, 2011 (the “record date”) are entitled to receive this notice and to vote at the meeting.

Our Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”), including financial statements, is included with your proxy materials.

To assure your representation at the meeting, please access the automated telephone voting feature or the Internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Timothy C. Everett
Executive Vice President, General Counsel and
Corporate Secretary

2828 N. Harwood Street
15th Floor
Dallas, Texas 75201

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MONEYGRAM INTERNATIONAL, INC.
PROXY STATEMENT

PART ONE —

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2011, beginning at 8:30 a.m., Central Daylight Time, in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram capital stock on or about April 8, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011

The Notice of Annual Meeting, proxy statement and 2010 Annual Report on Form 10-K are available at www.moneygram.com.

Who May Vote/Voting Rights

MoneyGram has three classes of capital stock outstanding: common stock, Series B Participating Convertible Preferred Stock (the “B Stock”) and Series B-1 Participating Convertible Preferred Stock (the “B-1 Stock,” and, together with the B Stock, the “Series B Stock”).

Holders of MoneyGram common stock and B Stock at the close of business on April 1, 2011 (the “record date”) are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 83,710,522 shares of common stock, 495,000 shares of B Stock and 272,500 shares of B-1 Stock were outstanding. As of the record date, the 495,000 shares of B Stock are convertible into 287,123,158 shares of common stock, and the 272,500 shares of B-1 Stock are convertible into 158,063 shares of Series D Participating Convertible Preferred Stock (the “D Stock”), which are convertible by a holder other than The Goldman Sachs Group, Inc. and its affiliates (the “Goldman Sachs Group”), into 158,062,749 shares of common stock. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.

Our stockholders holding Series B Stock would own approximately 84.2 percent of our common stock on a diluted basis upon conversion of their Series B Stock. The B-1 Stock is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. The holders of our B Stock are entitled to vote on all matters voted on by holders of our common stock, voting as a single class with the common stockholders. The holders of our B Stock have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock on the record date. Thus, the holders of our B Stock effectively hold approximately 84.2 percent of the voting power of our stock, voting as a single class with the common stockholders. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock or B Stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or on the Internet prior to the meeting; or

•	attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Costs of Solicitation

The cost of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, this Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. This Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of voting power of our common stock and B Stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock and B Stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees, (ii) “FOR” the amendment to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, (iii) “FOR” the ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2011, (iv) “FOR” approval of the advisory vote on executive compensation and (v) to recommend future advisory votes on executive compensation to occur “EVERY THREE YEARS.” Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan (the “401(k) plan”) will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).  Each director nominee receiving a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of Thomas H. Lee Partners, L.P. (“THL”) have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” each of the director nominees at this annual meeting of stockholders.

Approval of Amendment to 2005 Omnibus Incentive Plan (Proposal 2).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required for the approval of this proposal, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B Stock outstanding on the record date. A proxy marked “ABSTAIN” with regard to this proposal will have the effect of a vote against this proposal. Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the amendment to the 2005 incentive plan at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2011 (Proposal 3).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required for the approval of this proposal. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the ratification of appointment of our independent registered public accounting firm for 2011 at this annual meeting of stockholders.

Advisory Vote on Executive Compensation (Proposal 4).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required to approve, on an advisory basis, the overall executive compensation policies and procedures employed by MoneyGram for its named executive officers. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining future executive compensation decisions. Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the approval of our executive compensation at this annual meeting of stockholders.

Advisory Vote on Frequency of Advisory Vote on Executive Compensation (Proposal 5).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required for state law purposes to approve, on an advisory basis, the frequency of future advisory votes on executive compensation. Stockholders will be able to choose from among four options in connection with this proposal, namely whether future stockholder votes to approve executive compensation policies and procedures should occur every year, every two years or every three years or whether the stockholder abstains from voting. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on this proposal. While the outcome of the vote on this proposal will not be binding on the Board, the Board will review and consider the voting results when determining the frequency of future advisory votes on executive compensation. If one of the voting options is not adopted by the required vote of the stockholders, the Board will evaluate the votes cast for each of the voting options and will deem the voting option receiving the greatest number of votes to be the voting option approved by the stockholders. Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the option of every three years for future advisory votes on executive compensation at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1, 2, 4 and 5 and will have no effect on the outcome of those proposals, except with respect to Proposal 2 in the event that such shares are needed to satisfy the requirement that the total number of shares voted on such proposal represents a majority of the shares of common stock and B Stock outstanding as of the record date, in which case such failure to provide voting instructions to your broker will have the effect of a vote against Proposal 2.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 p.m., Eastern Time, on May 8, 2011 so that the Trustee has adequate time to tabulate the voting instructions.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO —

BOARD OF DIRECTORS AND GOVERNANCE

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction (the “2008 Recapitalization”) pursuant to the terms of an amended and restated purchase agreement (the “Purchase Agreement”), dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co. (“Goldman Sachs,” and, together with THL, the “Investors”). Pursuant to the Purchase Agreement, we, among other things, sold 495,000 shares of B Stock to THL and 265,000 shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the Series B Stock through the issuance of 7,500 shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

Proposed 2011 Recapitalization

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with THL, as the holder of all of the B Stock, and Goldman Sachs, as the holder of all of the B-1 Stock. Pursuant to the Recapitalization Agreement, (i) THL will convert all of the shares of B Stock into shares of our common stock in accordance with the Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of MoneyGram International, Inc., (ii) Goldman Sachs will convert all of the shares of B-1 Stock into shares of Series D Participating Convertible Preferred Stock of the Company, which shares are substantially equivalent to our common stock for accounting purposes (the “D Stock”), in accordance with the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc., and (iii) THL will receive approximately 28.2 million additional shares of our common stock and $140.8 million in cash, and Goldman Sachs will receive approximately 15,504 additional shares of D Stock (equivalent to approximately 15.5 million shares of our common stock) and $77.5 million in cash (such transactions, collectively, the “2011 Recapitalization”).

The 2011 Recapitalization has been approved unanimously by our board of directors following the recommendation of a special committee of the board of directors comprised of independent and disinterested members of our board of directors, and is subject to various conditions contained in the Recapitalization Agreement, including stockholder approval of the 2011 Recapitalization or any other matter that requires approval under the Recapitalization Agreement. For additional information regarding the 2011 Recapitalization and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

Board Representation

Pursuant to the Purchase Agreement, the Investors have been provided with certain rights with respect to representation on the Board and committees of the Board (“Board Representatives”), which resulted in a change to the composition of the majority of the Board in March 2008. Additionally, under the Purchase Agreement, as long as the Investors have a right to designate directors to our Board, Goldman Sachs has the right to designate one director who would have one vote and THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis assuming the conversion of all shares of Series B Stock into common stock, minus the one vote of the director designated by Goldman Sachs. Therefore, each director designated by THL has multiple votes and each other director has one vote. To date, Goldman Sachs has not designated a member to the Board. The Board has, however, consented to the general attendance by two representatives of Goldman Sachs to observe at Board meetings as required pursuant to agreements in connection with the 2008 Recapitalization.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation provides that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the then outstanding voting stock, voting together as a single class, voted with respect to the director. Subject to certain rights of holders of preferred stock, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs during the year, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board of Directors is currently comprised of nine members: four Independent Directors (as defined below), four Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer (“CEO”) of the Company. J. Coley Clark, Victor W. Dahir, Ann Mather and W. Bruce Turner were elected to the Board of Directors at the Company’s 2010 Annual Stockholder Meeting and currently serve as Independent Directors on the Board. An “Independent Director” means a director or director nominee who satisfies all standards for independence under the New York Stock Exchange, Inc. (“NYSE”) listing standards, the standards for independence contained in our Corporate Governance Guidelines and any other applicable laws. Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry and Ganesh B. Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley, the Company’s CEO, serves as our Chairman of the Board. Each of the Company’s current directors is seeking reelection at the 2011 annual meeting of stockholders. Information about the nominees for election is set forth in “Part Three — Proposals to be Voted on at the 2011 Annual Meeting — Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of Independent Directors or our Human Resources and Nominating Committee to be comprised entirely of Independent Directors. The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of Independent Directors. The NYSE listing standards also require our Board to make a formal determination each year as to which of our directors are independent.

The Board has determined that the following director nominees are independent within the meaning of the NYSE listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and the standards for independence contained in our Corporate Governance Guidelines: Ms. Mather and Messrs. Clark, Dahir and Turner. The Board has adopted standards to assist in the making of determinations of independence. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s (or director nominee’s) independence: (a) if the director (or director nominee) is an executive officer or employee, or their immediate family member is an executive officer, of another company that does business with MoneyGram or its affiliates and the annual sales to, or purchases from, MoneyGram or its affiliates are less than the greater of $1.0 million or one percent of the other company’s annual consolidated gross revenues; (b) if the director (or director nominee) is an executive officer of another company which is indebted to MoneyGram, or to which MoneyGram is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or (c) if the director (or director nominee) serves as an officer, director or trustee of a charitable organization and MoneyGram’s annual charitable contributions to the organization are less than the greater of $200,000 or one percent of that organization’s total annual charitable receipts, which shall not include MoneyGram’s automatic matching of director charitable contributions.

Board Meetings

The Board held six meetings during 2010. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2010 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its members to preside over each executive session of non-management directors. In 2010, the Board held four executive sessions of the non-management directors, which included all directors except Ms. Patsley.

Meetings of and Voting by Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, the Board schedules an executive session of the Independent Directors at least annually. In 2010, the Board held one executive session of the Independent Directors. In addition, our Independent Directors met several times in 2010 in connection with their service on a special committee that was established in connection with the Company’s consideration of the proposed 2011 Recapitalization.

In accordance with the Certificates of Designations, Preferences and Rights of the Series B Stock, the Independent Directors determine quarterly whether dividends on the Series B Stock should be paid in cash or accrued by the Company. In addition, the Independent Directors are required to approve the redemption of the Series B Stock by the Company and any adjustment for unspecified action by the Company that would materially adversely affect the conversion rights of the holders of shares of the Series B Stock.

Board Leadership Structure

The Company does not have a lead independent director. The Board does, however, choose one non-management director to preside over each executive session of non-management directors. The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. In September 2009, the Board appointed Ms. Patsley to serve as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board, thereby promoting a unified approach to the development and execution of the Company’s strategy.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

In addition to regularly scheduled Board meetings, the entire Board of Directors meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks including legal, regulatory compliance, fraud, information technology and security meet directly with the full Board to provide an update on key risks and their processes and systems to manage the risk. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our debt agreements, dividend and interest payments, and legal settlements, evaluates potential acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the full Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain risk to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews internal audit’s process for assessing risk and the results of such risk assessment. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Audit Committee” in this proxy statement.

The Company believes that its current leadership structure, which combines the role of Chairman and CEO, as discussed above, promotes effective oversight of the Company’s risk management by providing united leadership through a single person, while allowing all directors to be actively involved in the risk oversight function and fully engaged in discussions with management and Board deliberations and decisions.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the NYSE listing standards, MoneyGram is not required to maintain independent compensation and nominating committees.

Audit Committee

The Audit Committee currently consists of Ms. Mather (Chair), and Messrs. Dahir and Turner. Albert M. Teplin, Jess T. Hay and Othón Ruiz Montemayor served on the Audit Committee until the conclusion of their Board service in May 2010, at which time they were replaced with the current members.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). Membership on the Audit Committee is limited to Independent Directors, and the Board has determined that each member of that committee is an Independent Director. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Ms. Mather and Mr. Dahir qualify as “audit committee financial experts” under the rules of the SEC. From July 2010 until December 2010, Ms. Mather served on the audit committee of three other publicly traded companies. The Company’s Board determined that such simultaneous service did not impair the ability of Ms. Mather to effectively serve on the Company’s Audit Committee. Ms. Mather is currently serving on the audit committee of two other publicly traded companies. No other member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2010.

The Audit Committee held 12 meetings in 2010. The Board has adopted a separate written charter for the Audit Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the full Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, usually in conjunction with regular meetings of the Board. It also meets to review quarterly earnings and related press releases and to review management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee currently consists of Messrs. Lawry (Chair), Clark and Jaeckel. Mr. Hay served on the Human Resources and Nominating Committee until the conclusion of his Board service in May 2010, at which time he was replaced with Mr. Clark.

The Human Resources and Nominating Committee held seven meetings in 2010. The Board has adopted a separate written charter for the Human Resources and Nominating Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Human Resources and Nominating Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Human Resources and Nominating Committee reports regularly to the full Board and annually evaluates its own performance. It meets periodically during the year, usually in conjunction with regular meetings of the Board. The Human Resources and Nominating Committee oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The Human Resources and Nominating Committee determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The Human Resources and Nominating Committee also approves the grant of equity compensation to employees of the Company, although it may delegate this authority to the CEO for the recruitment and retention grants of equity compensation to non-executive officers. The Human Resources and Nominating Committee currently utilizes the services of Aon Hewitt Consulting (“Hewitt”) as its compensation consultant. In 2010, Hewitt assisted the Human Resources and Nominating Committee with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Role of Compensation Consultant” under “Part Four — Other Important Information — Compensation Discussion and Analysis — Authority Over and Responsibility for Executive Compensation” in this proxy statement.

The Human Resources and Nominating Committee is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Human Resources and Nominating Committee is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The Human Resources and Nominating Committee may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the Human Resources and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Human Resources and Nominating Committee is a current or former officer or employee of the Company. During the year ended December 31, 2010, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on our Human Resources and Nominating Committee.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by sending a writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the Human Resources and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the NYSE listing standards, applicable SEC regulations and the Board’s standards for independence contained in our Corporate Governance Guidelines.

In general, candidates for membership as Independent Directors are evaluated, regardless of the source of the nomination, by the Human Resources and Nominating Committee for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines. However, so long as the Investors or their affiliates own, in the aggregate, Series B Stock, D Stock or common stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for their respective Board Representatives.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder proposals at an annual meeting. For information regarding stockholder proposals for our 2012 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2012 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Ethics.  All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Ethics, our Always Honest Policy and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Ethics and our Always Honest Policy by posting such information on our website.

Committee Authority to Retain Independent Advisors.  Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.  The Audit Committee has established procedures for handling accounting and auditing complaints whereby employees of the Company may submit a good faith complaint regarding accounting, internal accounting controls or auditing matters without fear of dismissal or retaliation. MoneyGram is committed to maintaining compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.  We have established a Disclosure Committee comprised of members of management and chaired by our Executive Vice President and Chief Financial Officer to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.  We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.  In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the then outstanding voting stock, voting together as a single class, voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected.

If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Human Resources and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Human Resources and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at this annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE —

PROPOSALS TO BE VOTED ON AT THE 2011 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2012 annual meeting of stockholders: Mmes. Patsley and Mather and Messrs. Clark, Dahir, Hagerty, Jaeckel, Lawry, Rao and Turner. Each of these individuals is currently serving as a director of the Company.

Each of the nominees has consented to being named in this proxy statement, and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Human Resources and Nominating Committee considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Human Resources and Nominating Committee to determine that they should serve as directors of the Company.

J. Coley Clark, 65, Director since 2010

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation (“EDS”), an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on in the past five years:  i2 Technologies, Inc. (2008-2010); Carreker Corporation (now part of Fiserv, Inc.) (2004-2007)

Other Director Criteria:  Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as chairman of the board and Chief Executive Officer of BancTec, Inc. and his numerous positions at Electronic Data Systems Corporation, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 65, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:  Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa U.S.A., Inc. (now Visa, Inc.). Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that will prove valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Thomas M. Hagerty, 48, Director since 2008

Mr. Hagerty is a Managing Director at THL and has been with that firm since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; and Ceridian Corporation, a processing services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division.

Other Director Criteria:  Mr. Hagerty is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Hagerty brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL. In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that he shares with the Board.

Scott L. Jaeckel, 40, Director since 2008

Mr. Jaeckel is a Managing Director at THL. Mr. Jaeckel worked at THL from 1994 to 1996 and rejoined the firm in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Corporate Finance Department. He currently serves as a director of Ceridian Corporation, a payroll processing company; Sterling Financial Corp., a bank holding company; and Warner Music Group Corp., a recorded music and music publishing company.

Director Criteria:  Mr. Jaeckel is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues.

Seth W. Lawry, 46, Director since 2008

Mr. Lawry is a Managing Director at THL. Mr. Lawry worked at THL from 1989 to 1990 and rejoined the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Warner Music Group Corp., a recorded music and music publishing company, and is a director of various private and non-profit institutions.

Other public company boards served on in the past five years:  Fidelity National Information Services, Inc. (2005-2006); Houghton Mifflin Company (2003-2006); ProSiebenSat. 1 Media AG (German Exchange) (2003-2007)

Director Criteria:  Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Ann Mather, 50, Director since 2010

From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar Animation Studios, Inc., a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather currently serves as a director of Google Inc., an Internet search technologies company, Glu Mobile Inc., a publisher of mobile games, Ariat International, Inc., a privately held manufacturer of footwear for equestrian athletes, Netflix, Inc., an Internet subscription service for TV shows and movies, Dodge and Cox, a mutual fund, and Metro-Goldwyn-Mayer Inc., a privately-held motion picture, television, home video, and theatrical production and distribution company.

Other public company boards served on in the past five years:  Central European Media Enterprises Ltd. (2004-2009)

Director Criteria:  Ms. Mather brings a wealth of financial experience to the Board that she gained from the numerous executive positions she has held throughout the years, including serving as Chief Financial Officer of Pixar Animation Studios. In addition to her financial expertise, Ms. Mather has experience with administration, business affairs, investor relations and human resources issues. Ms. Mather’s service on various public company boards and committees, including her current service on the board of Google Inc., has provided her with an understanding of the business and strategic issues facing a global company like MoneyGram.

Pamela H. Patsley, 54, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Company. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, from March 2000 to October 2007, and President of First Data International from May 2002 to October 2007. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on in the past five years:  Molson Coors Brewing Company and its predecessor, Coors Brewing Company (1996-2009); Pegasus Solutions, Inc. (2002-2006)

Director Criteria:  Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 34, Director since 2008

Mr. Rao is a Director at THL. He worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department.

Director Criteria:  Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management has proven valuable to the Board.

W. Bruce Turner, 51, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001 he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999. He currently serves as a director of Lottomatica S.p.A.

Director Criteria:  Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and Chief Executive Officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner will be able to provide the Board with a diverse perspective and valuable insights.

Director Compensation

Each non-employee director receives compensation for service on the Board and its committees. Directors who were also officers or employees of MoneyGram (only Ms. Patsley) do not receive any special or additional remuneration for service on the Board or any of its committees. MoneyGram’s philosophy is to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors.

Annual Retainers and Meeting Fees in 2010

Prior to May 2010, non-employee directors received an annual cash retainer of $105,000. Director compensation was amended in May 2010 to provide non-employee directors with an annual cash retainer of $75,000 and an equity award of restricted stock units worth $75,000. The Chair of the Human Resources and Nominating Committee received an additional annual retainer of $7,500. The Chair of the Audit Committee received an additional annual retainer of $15,000. The retainers were paid quarterly, in arrears. MoneyGram reimburses directors for all travel and other expenses incurred in connection with attending Board and committee meetings. Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao, as well as reimbursements for Board-related expenses, are paid directly to THL Managers VI, LLC. In addition, each of Ms. Mather and Messrs. Clark, Dahir and Turner received $30,000 in 2010 for their service on the special committee that was established in connection with the Company’s consideration of the proposed 2011 Recapitalization.

Deferred Compensation

After June 30, 2004, when Viad Corp., then the Company’s sole stockholder, distributed all of the Company’s outstanding common stock to the stockholders of Viad Corp. in a tax-free spin-off transaction, thereby making the Company an independent public company (the “Spin-Off”), MoneyGram’s non-employee directors were eligible to defer, in the form of cash or MoneyGram stock units, retainers and meeting fees earned through December 31, 2004 pursuant to the Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2004 director deferred compensation plan”). Deferrals were discontinued under that plan on December 31, 2004 and the Board adopted the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2005 director deferred compensation plan”) pursuant to which participants could defer retainers and meeting fees earned since January 1, 2005. In November 2005, the 2005 director deferred compensation plan was amended to allow directors to defer their annual restricted stock awards beginning with the 2006 award. In February 2007, the 2005 director deferred compensation plan was further amended to provide for the annual grant of stock unit retainers. On September 4, 2008, the 2005 director deferred compensation plan was amended to eliminate the stock unit retainer and to freeze new contributions into the plan as of December 31, 2008. Effective April 1, 2010, the 2004 director deferred compensation plan was amended to allow for lump sum distributions of small account balances upon resignation from our Board, and the 2005 director deferred compensation plan was terminated. In connection with the plan termination, all account balances in the 2005 director deferred compensation plan will be fully distributed as soon as practicable following May 1, 2011.

Voluntary deferrals under the 2004 director deferred compensation plan and the 2005 director deferred compensation plan were credited quarterly and are payable in cash after termination of a director’s service on the Board. Prior to April 1, 2010, amounts deferred in the form of cash received interest at the rate of long-term medium-quality bonds. Effective April 1, 2010, amounts deferred receive interest at a short-term index rate. Prior to April 1, 2010, amounts deferred in the form of stock units were converted to units based on the 12-month average fair market value of our common stock with respect to the 2004 director deferred compensation plan or the value of our common stock on the last business day of the quarter with respect to the 2005 director deferred compensation plan, and were payable upon distribution in cash based on the value of our common stock calculated in accordance with the terms of the applicable plan. All amounts accrued in each director’s stock unit retainer account were converted into MoneyGram common stock on a one-for-one basis at the time such director terminated his or her service as a director of MoneyGram. Dividends payable on the stock unit retainers were credited in cash to the directors’ voluntary deferral account in an amount equal to any dividends paid to MoneyGram common stockholders. Effective April 1, 2010, stock unit accounts were converted to cash accounts which receive interest at a short-term index rate. The 2004 director deferred compensation plan and the 2005 director deferred compensation plan are plans covered under the MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust, a grantor trust established to fund obligations under the plans in the event of an actual or potential “change of control” (as defined in the trust).

Directors’ Matching Gift Program

MoneyGram previously maintained the MoneyGram International, Inc. Directors’ Matching Gift Program (the “directors’ matching gift program”), which provided for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per director each year. On April 12, 2010, the Board terminated the directors’ matching gift program.

2010 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid		All Other
	in Cash	Stock Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)

J. Coley Clark	86,250	75,002	—	161,252
Victor W. Dahir	86,250	75,002	—	161,252
Thomas M. Hagerty	92,185	75,002	—	167,187
Scott L. Jaeckel	96,685	75,002	—	171,687
Seth W. Lawry	102,585	75,002	—	177,587
Ann Mather	97,500	75,002	—	172,502
Ganesh B. Rao	90,585	75,002	—	165,587
W. Bruce Turner	86,250	75,002	—	161,252
Jess T. Hay(4)	60,372	—	60,417	120,789
Othón Ruiz Montemayor(4)	52,772	—	1,501	54,273
Albert M. Teplin(4)	61,882	—	1,736	63,618

(1)	Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.

(2)	Represents an award of 27,986 restricted stock units granted on May 26, 2010 that will vest in full on May 26, 2011. This award of 27,986 restricted stock units constitutes the aggregate outstanding equity awards for these directors as of December 31, 2010.

(3)	Includes interest and dividends on deferred fees earned in 2010 under the Deferred Compensation Plan for Directors of Viad Corp. (the “Viad director deferred compensation plan”), the 2004 director deferred compensation plan and/or the 2005 director deferred compensation plan in the following amounts: Mr. Hay, $55,417; Mr. Ruiz, $1,501; and Mr. Teplin, $1,736. Also includes the following corporate matching of charitable contributions made by the director pursuant to the directors’ matching gift program which provides for corporate matching of charitable contributions, on a dollar for dollar basis, up to an aggregate maximum of $5,000 per year: Mr. Hay, $5,000.

(4)	Messrs. Hay, Ruiz and Teplin served as directors until May 26, 2010.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: AMENDMENT TO THE MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

Background

After careful consideration, on April 4, 2011, the Board unanimously approved an amendment to the 2005 incentive plan to increase the aggregate number of shares reserved for issuance under the 2005 incentive plan from 47 million to 57 million shares, subject to stockholder approval.

Rationale for Approval

The 2005 incentive plan was approved by our stockholders in May 2005 at the 2005 annual meeting of stockholders, and amendments were approved by our stockholders at the annual meetings in May 2009 and May 2010. The purpose of the 2005 incentive plan is to promote the interests of MoneyGram and our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee directors (“eligible participants”) who we expect will contribute to our growth and financial performance for the benefit of our stockholders.

The 2005 incentive plan authorizes the grant of stock options and other forms of stock-based compensation. The Board believes that stock-based compensation is a very important factor in attracting and retaining experienced and talented employees who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management with the interests of our stockholders. The availability of stock-based compensation not only increases employees’ focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of MoneyGram. The 2005 incentive plan is the only plan pursuant to which the Company can grant stock options and other forms of stock-based compensation, and the limited number of shares remaining available under the 2005 incentive plan restricts the Board’s ability to make stock-based awards.

As of March 31, 2011, approximately 4.8 million shares remained available for future awards under the 2005 incentive plan. For the reasons discussed above, the Board believes that the amendment is needed to attract and retain employees to implement the Company’s strategic plan and goals and is in the best interests of MoneyGram and our stockholders.

The following is a summary of the material terms of the 2005 incentive plan. This summary is qualified in its entirety by reference to the 2005 incentive plan. A copy of the 2005 incentive plan, as amended, is attached as Appendix A to this proxy statement and is marked to show the proposed changes.

Administration

The Human Resources and Nominating Committee administers the 2005 incentive plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 incentive plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 incentive plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 incentive plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2005 incentive plan and establish rules and regulations for the administration of the 2005 incentive plan.

The committee may delegate its powers under the 2005 incentive plan to one or more directors, except that the committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Internal Revenue Code (the “Code”). In addition, the committee may authorize one or more of our non-director officers to grant stock options under the 2005 incentive plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board may also exercise the powers of the committee at any time, so long as its actions would not violate Section 162(m) of the Code.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2005 incentive plan. As of the date of this proxy statement, approximately 2,500 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2005 incentive plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 incentive plan is currently 47 million. Certain awards under the 2005 incentive plan are subject to limitations as follows:

•	In any calendar year, no person may be granted stock options, stock appreciation rights or other awards, the value of which is based solely on an increase in the value of our common stock after the grant date of the award, of more than 12 million shares in the aggregate.

•	Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 3 percent of the shares available for awards under the 2005 incentive plan.

•	A maximum of 7.5 million shares are available for granting incentive stock options under the 2005 incentive plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 incentive plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award are available for future awards under the 2005 incentive plan. If shares of restricted stock awarded under the 2005 incentive plan are forfeited or otherwise reacquired by us prior to vesting, those shares are again available for awards under the 2005 incentive plan. In addition, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award are again available for granting awards, except that, after May 10, 2015, any previously issued shares withheld in connection with the satisfaction of tax obligations relating to restricted stock will not be available again for granting awards. Prior to May 10, 2015, any previously issued shares that are used as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will again be available for awards under the 2005 incentive plan.

Types of Awards and Terms and Conditions

The 2005 incentive plan permits the grant of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 incentive plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the grant date of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 incentive plan are made in accordance with methods and procedures established by the committee, and unless determined otherwise shall generally be the closing sale price for our common stock on the New York Stock Exchange on the grant date. The term of awards are not longer than 10 years from the grant date.

Stock Options.  The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. There is an annual share-based limit of 2 million shares per person for awards of performance-based restricted stock units intended to represent “qualified performance-based compensation” under Section 162(m) as described in more detail below. The minimum vesting period for these awards is three years from the grant date, unless the award is conditioned on personal performance, or the performance of MoneyGram or its affiliates, in which case the minimum vesting period is one year from the grant date; provided, however, that such minimum vesting period will not apply to grants of up to 200,000 shares of restricted stock and restricted stock units to non-employee directors. Despite these limitations, the committee also may permit accelerated vesting in the case of a participant’s death or disability, or a change of control of MoneyGram. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.  The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents are subject to other terms and conditions determined by the committee.

Performance Awards.  The committee may grant awards under the 2005 incentive plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the committee in compliance with Section 162(m) of the Code. In order to comply with Section 162(m) of the Code, under the 2005 incentive plan, the committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $5 million in value, whether payable in cash, stock (other than stock options) or other property. The annual maximum amount payable to an eligible participant for performance awards denominated in cash is $5 million in value, and the annual limit for awards denominated in shares is 2 million shares. Subject to these limitations, the committee has sole discretion to designate participants and the type and amount of awards under the 2005 incentive plan. The committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Code.

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The committee may establish rules during the first 90 days of a performance period to permit the committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Stock Awards.  The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.

Other Stock-Based Awards.  The committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.

Duration, Termination and Amendment of the Plan

Unless discontinued or terminated by the Board, the 2005 incentive plan will expire on May 10, 2015. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 incentive plan prior to expiration may extend beyond the expiration of the 2005 incentive plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2005 incentive plan at any time, including to increase the cost of the plan to the Company or to alter the allocation of benefits, although stockholder approval must be obtained for any action that would (i) require stockholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange or the Financial Industry Regulatory Authority that are applicable to us, (ii) increase the number of shares of our common stock available under the 2005 incentive plan, (iii) increase the award limits under the 2005 incentive plan, (iv) permit repricing of options or SARs, (v) permit awards of options or SARs at a price less than fair market value, or (vi) cause Section 162(m) of the Code to become unavailable with respect to the 2005 incentive plan.

Prohibition on Repricing Awards

Without the approval of our stockholders, the committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 incentive plan.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2005 incentive plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.  As to other awards granted under the 2005 incentive plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the shares must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2005 incentive plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 incentive plan.

Application of Section 16.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Application of Section 409A of the Code.  The committee will administer and interpret the 2005 incentive plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder to a holder of an award.

Delivery of Shares for Tax Obligation.  Under the 2005 incentive plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal and state tax obligations.

New Plan Benefits

The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants in the future if the amended 2005 incentive plan were to be approved by the stockholders. The closing price of a share of our common stock as reported on the NYSE on March 31, 2011 was $3.43.

Historical Awards Under the 2005 Incentive Plan

The following table sets forth the number of shares of common stock covered by options and other awards granted to current and former executive officers listed in the Summary Compensation Table (the “Named Executives”), director nominees and the specified groups set forth below under the 2005 incentive plan as of March 31, 2011:

	Stock		Restricted
Name and	Options		Stock
Principal Position	Granted		Granted

Pamela H. Patsley,	12,000,000		—
Chairman and CEO, and director nominee
James E. Shields,	2,000,000		—
Executive Vice President and Chief Financial Officer
Nigel L. Lee,	3,000,000		—
Executive Vice President, EMEAAP
J. Lucas Wimer,	2,000,000		—
Executive Vice President, Operations & Technology
Timothy C. Everett,	1,750,000		—
Executive Vice President, General Counsel and Secretary
Jean C. Benson,	1,006,800	(1)	—
Former Senior Vice President and Controller
Jeffrey R. Woods,	4,250,000	(1)	—
Former Executive Vice President and Chief Financial Officer
All current executive officers as a group (9 persons)	26,817,200		—
All current directors who are not executive officers as a group (8 persons)	—		223,888
J. Coley Clark,	—		27,986
director nominee
Victor W. Dahir,	—		27,986
director nominee
Thomas M. Hagerty,	—		27,986
director nominee
Scott L. Jaeckel,	—		27,986
director nominee
Seth W. Lawry,	—		27,986
director nominee
Ann Mather,	—		27,986
director nominee
Ganesh B. Rao,	—		27,986
director nominee
W. Bruce Turner,	—		27,986
director nominee
Each associate of the above-mentioned directors, executive officers or nominees	—		—
Each other person who received or is to receive five percent of such awards	—		—
All employees (other than executive officers) as a group	14,802,700		—

(1)	Upon termination of their employment, unvested options held by Ms. Benson and Mr. Woods were forfeited. For additional information, see the “Outstanding Equity Awards at December 31, 2010” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued as of December 31, 2010 under the 2005 incentive plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad prior to the Spin-Off. No further awards can be made pursuant to the 2004 incentive plan.

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued	Weighted average	under equity
	upon exercise	exercise price ($)	compensation plans
	of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column(a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	40,121,362 (1)	$3.31	7,170,657	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	40,121,362 (1)	$3.31	7,170,657	(2)(3)

(1)	Column (a) includes restricted stock units, but does not include any restricted stock awards that have been issued under the 2005 incentive plan or the 2004 incentive plan or any stock units granted under any deferred compensation plan that are payable in shares of common stock issued under the 2005 incentive plan. As of December 31, 2010, no shares of restricted stock were outstanding under the 2005 incentive plan or the 2004 incentive plan.

(2)	The numbers reflected in this column are based on the 47 million shares currently authorized for issuance under the 2005 incentive plan.

(3)	Securities remaining available for future issuance under equity compensation plans may be issued in any combination of securities, including options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock and other stock-based awards.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the amendments to the 2005 incentive plan at this annual meeting of stockholders.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

The Audit Committee of our Board has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2011, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to MoneyGram for fiscal years 2010 and 2009 by Deloitte are as follows (in thousands):

	2010	2009

Audit fees(1)	$1,395	$1,461
Audit-related fees(2)	$432	$415
Tax fees(3)	$11	$11
All other fees	$—	$—

Total fees	$1,838	$1,887

(1)	Audit fees for 2010 and 2009 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audits of the financial statements of our subsidiaries Worldwide and MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2010 and 2009 include professional services rendered in connection with an audit of the internal controls relating to each of the official check processing and electronic payments businesses and the Company’s general computer controls (Statement on Auditing Standard 70 service organization report), regulatory compliance filings in certain countries and audits of MoneyGram benefit plans.

(3)	Tax fees for 2010 and 2009 include professional international tax compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit or permissible non-audit services on behalf of the Audit

Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3.

Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the ratification of appointment of our independent registered public accounting firm for 2011 at this annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2010: Ms. Mather (Chair), and Messrs. Dahir and Turner. All of the members of the Audit Committee are independent within the meaning of the NYSE listing standards, applicable SEC regulations and the categorical standards for independence in our Corporate Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2010 and met and held discussions with management and Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2010 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2010, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2010 Form 10-K.

Deloitte also provided to the Audit Committee its written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2010 Form 10-K filed with the SEC.

Respectfully submitted,

Ann Mather (Chair)
Victor W. Dahir
W. Bruce Turner

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Board is providing stockholders with a non-binding advisory vote on the Company’s executive compensation (“say on pay”) as reported in this proxy statement. Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures.”

While the vote on executive compensation is non-binding and solely advisory in nature, the Board and the Human Resources and Nominating Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s goal of developing compensation arrangements that are appropriate and consistent with market practice and with the long-term interests and personnel needs of the Company. In furtherance of the Company’s goals and objectives, the Human Resources and Nominating Committee, among other things, ensures that performance criteria and targets do not incentivize executives to take unnecessary risks, provides a clawback mechanism in compensation plans, includes long-term and performance vesting provisions in stock option grants to encourage executives to focus on long-term performance, and has eliminated certain benefits that it viewed were not consistent with market practice.

Board Voting Recommendation

The Board unanimously recommends that stockholders vote “FOR” this Proposal 4.

Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the approval of our executive compensation at this annual meeting of stockholders.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, the Board is also providing stockholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 should be held every year, every two years or every three years. While this vote is non-binding and solely advisory in nature, the Board and the Human Resources and Nominating Committee will carefully review and consider the voting results when determining the frequency of future advisory votes on executive compensation.

The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of the Company’s executive compensation over a longer period. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. For information regarding stockholder communications with the Board, see “Part Two — Board of Directors and Governance — Communications with the Board.”

The enclosed proxy card gives stockholders four choices for voting on this item. Stockholders can choose whether the advisory vote on executive compensation should be conducted every year, every two years or every three years. Stockholders may also abstain from voting on this item. Stockholders are not voting to approve or disapprove the Board’s recommendation on this item.

Board Voting Recommendation

The Board unanimously recommends that stockholders vote for the option of “every three years” for future advisory votes on executive compensation.

Affiliates of THL have indicated their intent to vote all of their shares, which represent approximately 84.2 percent of the voting power of our stock voting together as a single class, “FOR” the option of every three years for future advisory votes on executive compensation at this annual meeting of stockholders.

PART FOUR — OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock, B Stock and B-1 Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of April 1, 2011. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”). Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

				Shares of		Shares of
	Shares of Common			B Stock		B-1 Stock
	Stock Beneficially		Percent of	Beneficially	Percent of	Beneficially	Percent of
Name and Address	Owned		Common Stock(1)	Owned	B Stock	Owned	B-1 Stock

Thomas H. Lee Advisors, LLC(2)	287,123,158	(3)	54.3%	495,000 (3)	100%	—	—
The Goldman Sachs Group, Inc.(4)	158,080,473	(5)	29.9%	—	—	272,500 (5)	100%
Blum Capital Partners, L.P.(6)	17,661,738	(7)	21.1%	—	—	—	—
The Guardian Life Insurance Company of America(8)	12,794,807	(9)	15.3%	—	—	—	—
FMR LLC(10)	7,324,021	(11)	8.8%	—	—	—	—
BlackRock, Inc.(12)	4,801,835	(13)	5.7%	—	—	—	—

(1)	Applicable percentage ownership is based on 83,710,522 shares of common stock outstanding as of April 1, 2011 for all stockholders other than Thomas H. Lee Advisors, LLC (“THL Advisors”) and The Goldman Sachs Group, Inc. and its affiliates (the “Goldman Sachs Group”). With regard to THL Advisors and the Goldman Sachs Group, applicable percentage ownership is based on 528,806,429 shares of common stock outstanding, which gives effect to the 495,000 shares of B Stock and 272,500 shares of B-1 Stock that are immediately convertible into 445,185,907 shares of common stock, which gives effect to accrual of dividends on the B Stock and B-1 Stock through April 1, 2011. The 495,000 shares of B Stock are immediately convertible into 287,123,158 shares of common stock. The 272,500 shares of B-1 Stock are immediately convertible into 158,063 shares of D Stock, which are immediately convertible by a holder other than the Goldman Sachs Group into 158,062,749 shares of common stock. Because the ownership percentages with respect to each of the listed parties other than THL Advisors and the Goldman Sachs Group do not include in the total number of outstanding shares of common stock issuable upon the conversion of the B Stock and the B-1 Stock, the ownership percentages with respect to such other listed parties would be substantially lower if the calculations reflected the shares of common stock issuable upon conversion of the B Stock and the B-1 Stock.

(2)	The address of Thomas H. Lee Advisors, LLC (“THL Advisors”) is 100 Federal Street, Boston, MA 02110. The address of Putnam Investments Holdings, LLC and Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109. The address of Great-West Investors L.P. is 8515 East Orchard Road, Greenwood Village, CO 80111. The address of SPCP Group, LLC (“SPCP”) is Two Greenwich Plaza, First Floor, Greenwich, CT 06830. The address for the remaining entities set forth in footnote (3) is the same as for THL Advisors. For information regarding the relationship between the THL Entities (as defined in footnote (3) below) and their co-investor SPCP, please see the Schedule 13D filed by Silver Point Capital, L.P. on April 4, 2008 and the Schedule 13D/A filed by Silver Point capital, L.P. on March 9, 2011.

(3)	Certain of the information based on information provided by the beneficial owner in Schedule 13D/As filed with the SEC on March 9, 2011. Shares of B Stock are beneficially owned by the following: (a) THL Advisors; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC (the “THL Entities”) and (b) SPCP. Together with the Goldman Entities (as defined in footnote (6) below) and SPCP, the THL Entities may be deemed to beneficially own all of the outstanding B Stock and B-1 Stock, or 445,185,907 shares of common stock issuable upon the conversion of all of the B Stock and B-1 Stock. Each of the THL Entities and SPCP disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

Of these shares: THL Advisors has shared voting power over 287,123,158 shares and shared dispositive power over 287,123,158 shares; THL Equity Advisors VI, LLC has shared voting power over 284,554,153 shares and shared dispositive power 284,554,153 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 160,734,674 shares and shared dispositive power over 160,734,674 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 104,913,202 shares and shared dispositive power over 104,913,202 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 18,326,230 shares and shared dispositive power over 18,326,230 shares; THL Equity Fund VI Investors (MoneyGram), LLC has shared voting power over 580,047 shares and shared dispositive power over 580,047 shares; THL Coinvestment Partners, L.P. has shared voting power over 442,563 shares and shared dispositive power over 442,563 shares; THL Operating Partners, L.P. has shared voting power over 545,244 shares and shared dispositive power over 545,244 shares; Putnam Investments Holdings, LLC has shared voting power over 790,445 shares and shared dispositive power over 790,445 shares; Great-West Investors L.P. has shared voting power over 1,581,198 shares and shared dispositive power over 1,581,198 shares; Putnam Investments Employees’ Securities Company III LLC has shared voting power over 790,445 shares and shared dispositive power over 790,445 shares; and SPCP has shared voting power over 5,800,468 shares and shared dispositive power over 5,800,468 shares.

(4)	The address of the Goldman Sachs Group is 200 West Street, New York, NY 10282-2198.

(5)	Certain of the information based on information provided by the beneficial owner in a Schedule 13D/A filed with the SEC on March 9, 2011. Shares are beneficially owned by the following: the Goldman Sachs Group; Goldman Sachs; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C. (the “Goldman Entities”). Together with the THL Entities and SPCP, the Goldman Entities may be deemed to beneficially own all of the outstanding B Stock and B-1 Stock, or 445,185,907 shares of common stock issuable upon the conversion of all of the B Stock and B-1 Stock. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 158,080,473 shares and shared dispositive power over 158,080,473 shares; Goldman Sachs has shared voting power over 153,730,122 shares and shared dispositive power over 153,730,122 shares; GSCP VI Advisors, L.L.C. has shared voting power over 57,401,214 shares and shared dispositive power over 57,401,214 shares; GS Capital Partners VI Fund, L.P. has shared voting power over

57,401,214 shares and shared dispositive power over 57,401,214 shares; GS Advisors VI, L.L.C. has shared voting power over 15,784,355 shares and shared dispositive power over 15,784,355 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 47,744,309 shares and shared dispositive power over 47,744,309 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 47,744,309 shares and shared dispositive power over 47,744,309 shares; Goldman, Sachs Management GP GmbH has shared voting power over 2,040,040 shares and shared dispositive power over 2,040,040 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 15,784,355 shares and shared dispositive power over 15,784,355 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 2,040,040 shares and shared dispositive power over 2,040,040 shares; GSMP V Onshore US, Ltd. has shared voting power over 11,864,551 shares and shared dispositive power over 11,864,551 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 11,864,551 shares and shared dispositive power over 11,864,551 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 11,864,551 shares and shared dispositive power over 11,864,551 shares; GSMP V Institutional US, Ltd. has shared voting power over 1,150,218 shares and shared dispositive power over 1,150,218 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 1,150,218 shares and shared dispositive power over 1,150,218 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 1,150,218 shares and shared dispositive power over 1,150,218 shares; GSMP V Offshore US, Ltd. has shared voting power over 17,727,710 shares and shared dispositive power over 17,727,710 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 17,727,710 shares and shared dispositive power over 17,727,710 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over 17,727,710 shares and shared dispositive power over 17,727,710 shares. Additionally, Goldman Sachs or another broker dealer subsidiary of the Goldman Sachs Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities.

The B-1 Stock held by the Goldman Entities and their affiliates is non-voting except for the rights of Goldman Sachs to vote on specific actions set forth in the Series B-1 Certificate of Designations.

(6)	The address of Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.

(7)	Based on information provided by the beneficial owner in a Schedule 13D/A filed with the SEC on January 2, 2009 on behalf of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic Partners III, L.P., Blum Strategic GP IV, L.L.C., Blum Strategic GP IV, L.P., Blum Strategic Partners IV, L.P. and Saddlepoint Partners GP, L.L.C. (the “Blum Group”). According to that filing, each of the Blum Group are deemed to beneficially own 17,661,738 shares of common stock, with shared voting power over 17,661,738 shares and shared dispositive power over 17,661,738 shares.

(8)	The address of The Guardian Life Insurance Company of America is 7 Hanover Square, H-26-E, New York, NY 10004.

(9)	Based on information provided by the beneficial owner in a Schedule 13G/A filed with the SEC on February 9, 2011. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each have shared voting and dispositive power over 12,794,807 shares. Additionally, RS Partners Fund has shared voting and dispositive power over 8,257,617 shares. RS Investment Management Co. LLC serves as an investment advisor to various investment company clients that no one client (other than RS Partners Fund) accounts for more than five percent of the total outstanding common stock. The Guardian Life Insurance Company of America is the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is an investment advisor and the parent company of RS Investment Management Co. LLC.

(10)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(11)	Based on information provided by the beneficial owner in a Schedule 13G/A filed with the SEC on February 14, 2011. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,324,021 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,324,021 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC has the sole power to vote or direct the voting of 1,700 shares. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(12)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(13)	Based on information provided by the beneficial owner in a Schedule 13G filed with the SEC on February 7, 2011.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 1, 2011 (except where otherwise noted therein) concerning beneficial ownership of our common stock, B Stock and B-1 Stock by each director, the Company’s named executives and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

				Shares of
	Shares of Common		Percent of	Series B		Percent of
	Stock Beneficially		Common	Preferred Stock		Series B
Name of Beneficial Owner	Owned (1)(2)(3)		Stock(4)	Beneficially Owned		Preferred Stock

J. Coley Clark	27,986		*	—		—
Victor W. Dahir	27,986		*	—		—
Thomas M. Hagerty	287,151,144	(5)	54.3%	495,000	(5)	100%
Scott L. Jaeckel	287,151,144	(5)	54.3%	495,000	(5)	100%
Seth W. Lawry	287,151,144	(5)	54.3%	495,000	(5)	100%
Ann Mather	34,986		*	—		—
Pamela H. Patsley	3,637,500		4.2%	—		—
Ganesh B. Rao	287,151,144	(5)	54.3%	495,000	(5)	100%
W. Bruce Turner	27,986		*	—		—
James E. Shields	—		—	—		—
Jean C. Benson	204,297		*	—		—
Jeffrey R. Woods	—		—	—		—
Nigel L. Lee	250,000		*	—		—
J. Lucas Wimer	200,000		*	—		—
Timothy C. Everett	175,000		*	—		—
All Directors and Executive Officers as a Group (19 persons total)	292,527,692	(6)	55.3%	495,000	(5)	100%

*	Less than 1 percent

(1)	Includes shares underlying options exercisable within 60 days of April 1, 2011, as follows: Ms. Patsley, 3,437,500 shares; Ms. Benson, 200,500 shares; Mr. Lee, 250,000 shares; Mr. Wimer, 200,000 shares; and Mr. Everett, 175,000 shares. Also includes shares held directly, as follows: Ms. Patsley, 200,000 shares; Ms. Mather, 7,000 shares; and Ms. Benson, 1,500 shares.

(2)	Includes shares underlying restricted stock units vesting within 60 days of April 1, 2011, as follows: Mr. Clark, 27,986 shares; Mr. Dahir, 27,986 shares; Mr. Hagerty, 27,986 shares; Mr. Jaeckel, 27,986 shares; Mr. Lawry, 27, 986 shares; Ms. Mather, 27,986 shares; Mr. Rao, 27,986 shares; and Mr. Turner, 27,986 shares.

(3)	Includes the following shares held in the 401(k) plan or an IRA, for which participants have shared voting power and sole investment power, as follows: Ms. Benson, 2,297 shares.

(4)	Applicable percentage ownership is based on 83,710,522 shares of common stock outstanding as of April 1, 2011. With regard to Messrs. Hagerty, Jaeckel, Lawry and Rao, because they are each members of THL Advisors, applicable percentage ownership is based on 528,806,429 shares of common stock, which gives effect to the 495,000 shares of B Stock and 272,500 shares of B-1 Stock that are immediately convertible into 445,185,907 shares of common stock, which gives effect to the accrual of dividends on the B Stock and B-1 Stock through April 1, 2011.

(5)	Because Messrs. Hagerty, Jaeckel, Lawry and Rao are each members of THL Advisors, each of them may be deemed to beneficially own the shares of common stock that may be deemed to be beneficially owned by THL Advisors. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnotes (1) and (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock that THL Advisors may be deemed to beneficially own.

(6)	Includes: 5,033,300 shares underlying options exercisable within 60 days of April 1, 2011, 7,136 shares held in the 401(k) plan or an IRA, 223,888 shares underlying restricted stock units vesting within 60 days of April 1, 2011 and 495,000 shares of B Stock that are immediately convertible into 287,123,158 shares of common stock as of April 1, 2011.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

Seth W. Lawry (Chair)
J. Coley Clark
Scott L. Jaeckel

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under “Part Four — Other Important Information — Executive Compensation” in this proxy statement which describe the compensation of the Company’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), any persons serving as the Company’s principal executive officer or principal financial officer during the year and the three most highly compensated officers other than the CEO and CFO (the “Named Executives”). The Named Executives for 2010 include the following current executive officers of the Company:

•	Pamela H. Patsley, Chairman and CEO

•	James E. Shields, Executive Vice President and CFO

•	Nigel L. Lee, Executive Vice President, EMEAAP

•	J. Lucas Wimer, Executive Vice President, Operations & Technology

•	Timothy C. Everett, Executive Vice President, General Counsel, and Secretary

Pursuant to SEC rules, the following persons, who are no longer employed by the Company, are also included as Named Executives for 2010 (with their respective termination dates indicated in parentheses):

•	Jean C. Benson, former Senior Vice President and Controller (March 31, 2011). Ms. Benson is included as a Named Executive because she served as principal financial officer during a portion of 2010.

•	Jeffrey R. Woods, former Executive Vice President and CFO (January 15, 2010). Mr. Woods is included as a Named Executive because he served as CFO during a portion of 2010. Because his employment terminated on January 15, 2010, the Committee did not consider him in any of the 2010 compensation determinations, including those with respect to base salary, annual bonus and long term compensation.

Executive Compensation Philosophy

Current global economic conditions have affected and may continue to affect market practice with respect to certain executive compensation arrangements. Other factors affecting the Company’s executive compensation arrangements include the current capital structure of the Company with the majority of its ownership held by two private equity owners. The Human Resources and Nominating Committee (the “Committee”) continues to monitor these effects regularly and how they may impact the Company’s executive compensation strategy now and in the future and, in particular, the Company’s ability to attract and retain high-caliber executive and employee talent.

Recognizing that there are evolving market views regarding executive compensation, the Company has adopted and implemented changes in its compensation policies and practices to align them with current market practices. The Company also eliminated or otherwise amended certain of its perquisites, retiree medical benefits, and the MoneyGram Supplemental Pension Plan (the “supplemental pension plan”) because the Company viewed these benefits as no longer consistent with market practice.

Generally, the objectives of the Company’s executive compensation and benefit program are to:

•	Support growth and long-term value creation for stockholders;

•	Align compensation with short-term and long-term business and financial objectives;

•	Motivate our executives to perform at a high level with the utmost integrity and accountability for the overall success of the Company;

•	Position the Company competitively in an effort to recruit, from a scarce talent pool, high-caliber, experienced leaders and managers critical to the Company’s long-term success;

•	Support long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness; and

•	Equitably pay our employees relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate.

Each element of the Company’s executive compensation and benefit program is designed to support and advance these general objectives. The Committee continues to review the appropriateness and application of this strategy in light of changes in the broader economy, particularly as those changes affect compensation practices.

The Committee periodically reviews the performance criteria and targets under the Company’s executive compensation programs to ensure they do not provide an incentive for executives to take excessive or unnecessary risks. Each plan affecting direct compensation provides a clawback mechanism that allows the Committee to seek reimbursement of incentives paid or stock options provided to Named Executives if, after payment, it is determined that the Named Executive acted in a manner significantly contrary to the Company’s interest. Additionally, stock option grants made to Named Executives in 2010 have two vesting criteria: (i) 50 percent of the stock option grants made to a Named Executive in 2010 vest over a five-year period in order to encourage Named Executives to focus on long-term Company performance, and (ii) the remaining 50 percent vest based on performance of the Company’s stock.

Incentive plan metrics are reviewed against Board-approved business and financial plans, and our incentive plans include pre-determined maximum payout limits or caps. The Company’s goal is to develop compensation arrangements that are appropriate and reasonably consistent with market practice and with the long-term interests and personnel needs of the Company.

Our executive officers are paid a base salary and have opportunities to earn annual and long-term incentives based on performance. They also participate in other retirement and welfare benefit arrangements on the same basis as other employees. The Committee believes these programs serve our competitive interests and enhance our ability to attract key talent.

Authority Over and Responsibility for Executive Compensation

Role of the Human Resources and Nominating Committee

The Committee is responsible for reviewing and approving the compensation for the Named Executives, other than the CEO, including base salaries, annual cash incentives and long-term incentives (together referred to as “Direct Compensation”) and other benefits and perquisites. The Committee is also responsible for recommending compensation for the CEO to the Board. The Committee’s goal is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation strategy and programs. The Committee holds meetings as needed throughout the year and also considers and takes action by written consent in lieu of a meeting when appropriate. The Committee meets annually to conduct a comprehensive review of the Named Executives’ compensation. For the Named Executives, other than the CEO, the Committee gives serious consideration to recommendations made by the CEO. These recommendations are based on the Company’s performance and individual performance evaluations, competitive market data and feedback provided by the Company’s human resources staff and Hewitt, an independent compensation consultant. In 2010, the Committee’s review process focused on merit and market adjustment increases in base salary, annual incentives and long-term incentive awards for existing executives, and on competitive market data and feedback for the executives hired in 2010.

Role of the Board of Directors

The Board of Directors sets the objectives and goals, and the base salary, target annual incentive and long-term incentive awards for the CEO, taking into account recommendations from the Committee based on the Committee’s formal evaluation of the CEO’s performance.

Role of Compensation Consultant

In 2010, the Company retained Hewitt to provide consulting and advisory services on executive pay for the Named Executives. Hewitt’s primary responsibilities included (i) advising management and the Committee in its development of compensation-related proposals and Committee materials, (ii) providing and interpreting market data and information on executive compensation best practices and trends, and (iii) providing context for the Committee’s recommendations on executive compensation packages for the Named Executives. Hewitt has served as an advisor to the Company since 2004, and, from time to time, Hewitt meets with the Committee to provide information and recommendations as requested by the Committee.

For 2010, the aggregate amount of fees the Company paid to Hewitt for executive and director compensation services was $136,329. The aggregate amount of fees the Company paid to Hewitt for additional services provided by Hewitt was $162,797. These additional services include Hewitt’s services as the actuary for the MoneyGram Pension Plan (the “pension plan”) and the supplemental pension plan and ongoing services in support of those plans. Hewitt also provides ongoing services with respect to stock option valuations required at various times throughout the year. Although the decision to engage Hewitt for these other services was made by management and not formally approved by the Board or the Committee, management consulted with the Committee prior to retaining Hewitt for such additional services.

Role of Chief Executive Officer

Our CEO participates in setting executive compensation (other than her own compensation). Our CEO recommends salary adjustments for the Named Executives based on individual performance evaluations and her assessment of individual performance, ensuring that the aggregate annual adjustments are within the budget. The CEO’s recommendations are reviewed and approved by the Committee after discussion and adjustment, if appropriate.

Analytical Tools and Considerations for Setting Compensation

The Committee considered a variety of information in setting compensation for 2010, including Company performance, the benchmarking results from the 2010 Compensation Peer Group (the “Compensation Peer Group”), the Company’s capital structure, Company strategic objectives, internal pay equity, as well as the individual circumstances of the particular Named Executive, such as tenure, overall role and responsibilities, individual performance and experience.

Competitive Benchmarking

To ensure that the Company’s compensation programs remain fair and competitive in the marketplace, the Committee annually reviews and evaluates specific compensation levels for each Named Executive relative to the Compensation Peer Group. The Compensation Peer Group consists of companies that the Committee believes are representative of the executive talent pool for which we compete on the basis of industry and scope of operations. Based on these considerations, the Committee added the following companies to the Compensation Peer Group for 2010: Advance America Cash Advance Centers, Dollar Financial Corp. and Jack Henry & Associates Inc. The Committee did not remove any companies from the Compensation Peer Group for 2010. The Company notes, however, that its capital ownership structure since the 2008 recapitalization somewhat differentiates the Company from its Compensation Peer Group, and therefore it may need to utilize non-comparable compensation practices to attract and retain Named Executives.

The Committee utilizes the data from the Compensation Peer Group when considering executive compensation. The 2010 average annual revenue of the Compensation Peer Group was $1.85 billion while the Company’s 2010 annual revenue was $1.17 billion. As such, the Compensation Peer Group information is adjusted based on comparative revenue metrics appropriate for the size of the Company (the “Compensation Peer Group Data”).

In November 2009, the Committee selected the following companies to comprise the 2010 Compensation Peer Group:

ACI Worldwide	DST Systems, Inc.	Heartland Payment Systems, Inc.
Acxiom Corporation	Dun & Bradstreet Corp.	Jack Henry & Associates Inc.
Advance America Cash Advance Centers	Equifax Inc.	Online Resources Corp.
Alliance Data Systems Corp.	Euronet Worldwide Inc.	Total Systems Services, Inc.
Convergys Corporation	Fidelity National Information Services	TransUnion, LLC
Dollar Financial Corp	Fiserv Inc.	The Western Union Company
Global Payments, Inc.

Benchmarking Targets and Analysis

Compensation Peer Group Data is one of the many factors considered by the Committee when making decisions on executive compensation, and provides a contextual backdrop for the Committee’s deliberations. Generally, the Committee targets each Named Executive’s base salary and annual cash incentive compensation opportunity between the 50th and 75th percentile level of the Compensation Peer Group Data for comparable functional roles. The Committee may, however, position Named Executives’ base salary and annual cash incentive compensation above or below the Compensation Peer Group Data depending upon factors such as Company strategic objectives, internal pay equity and the Named Executive’s overall role and responsibilities, individual performance and experience.

As a result of the Committee’s compensation decisions for 2010, the targeted base salary range for each Named Executive’s base salary was between the 50th and 75th percentile of the Compensation Peer Group Data, and the targeted range for annual cash incentive opportunity for each Named Executive was at the 50th percentile.

Actual base salary for each Named Executive was as follows: Ms. Patsley’s and Mr. Wimer’s base salaries were between the 50th and 75th percentile of the Compensation Peer Group Data; Ms. Benson’s and Mr. Lee’s base salaries were above the 75th percentile; and Messrs. Everett’s and Shields’ base salaries were slightly below the 50th percentile.

The annual cash incentive opportunity for each Named Executive was at or below the 50th percentile with the exception of Mr. Wimer and Mr. Lee. Mr. Wimer’s annual cash incentive opportunity was slightly above the 50th percentile based upon overall scope and responsibility of his position. Mr. Lee’s annual cash incentive opportunity is currently above the 75th percentile.

Elements of Compensation

For 2010, the Company’s executive compensation and benefits programs consisted of the elements outlined in the table below:

Direct Compensation	Other Compensation

Base salary	Severance agreements
Annual cash incentives	Deferred compensation plan (frozen as of April 1, 2010)
Long-term incentives	Supplemental pension plan (frozen as of December 31, 2009)
401(k) plan
Perquisites (discontinued as of April 12, 2010)

Base Salary

Base salary provides a level of base compensation designed to attract and retain high-caliber, top-executive talent. Increases to base salary for the Named Executives may be comprised of merit, promotion, internal equity considerations and/or market adjustments. Merit increases are determined on an annual basis, usually in the first quarter, based on the Named Executives’ performance for the previous year. Promotions, internal equity considerations and market adjustments to base salary are considered by the Committee when appropriate during the year.

Base salary increases for the Named Executives are generally determined by the Committee based on the Compensation Peer Group Data, recommendations made by the CEO (for Named Executives other than the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Salary increases for 2010 were tied directly to the Compensation Peer Group Data, general market conditions and individual performance.

During the annual review of base salary compensation the Committee took the following actions related to base salary compensation for the Named Executives. The Committee recommended to the Board that Ms. Patsley’s 2009 base salary remain the same in 2010, because Ms. Patsley had been recently appointed CEO in September 2009 and her compensation arrangements had been adjusted at that time. Ms. Patsley’s base salary falls between the 50th and 75th percentile of the Compensation Peer Group Data. Effective April 12, 2010, Ms. Patsley received a 1.76 percent increase to her base salary in place of certain perquisites that were eliminated. In addition, the Committee approved a 4 percent merit increase to Ms. Benson’s 2009 base salary, which salary was above the 75th percentile because of her experience and responsibilities, and in recognition of her long-term contribution to the Company during a period of significant change. Because Messrs. Shields, Lee, Wimer and Everett were hired during 2010, they were not eligible for a 2010 merit increase.

Annual Cash Incentive Plan

The annual cash incentive plan is designed to focus Named Executives toward achieving the annual financial goals of the Company and to drive value creation for stockholders. The MoneyGram International, Inc. Performance Bonus Plan, as amended and restated as of February 17, 2010 (the “annual cash incentive plan”), provides for incentives based on an expanded set of criteria from the prior annual cash incentive plan, which provided for incentives based primarily on Company financial performance. The amended annual cash incentive plan awards incentives based on overall Company performance, individual business unit performance (where applicable), and the individual Named Executive’s performance and contribution to the Company.

The Committee established a target incentive opportunity for each Named Executive expressed as a percentage of base salary during the applicable year. Annual incentive payments are permitted to exceed the targeted level, up to a maximum of twice the annual target incentive opportunity, if performance exceeded targeted levels. If the Company performed at the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if the Company performed below the threshold level, the annual target incentive opportunity is zero, in each case subject to the Committee’s discretion. Actual cash incentive awards depend on achievement of annual financial performance goals established by the Committee for MoneyGram, individual business unit performance (where applicable) and overall individual performance and contribution to the Company. The individual performance and contribution to the Company is reflected in each Named Executive’s overall performance rating. There is a performance overlay range associated with each Named Executive’s performance rating. Depending on the performance rating, a Named Executive’s annual bonus payout can be increased or decreased. The Committee, with input from management, determines the Company financial objectives for the participants with a goal of placing the appropriate focus on desired results and key initiatives.

The Committee reviewed the annual incentive targets to ensure the Company’s executive compensation program was competitive with the market. Annual incentive targets are based on job responsibilities, Compensation Peer Group Data and general market conditions. Consistent with our compensation objectives, as executives assume greater responsibilities, a larger proportion of their compensation is linked to Company and individual performance goals. For 2010, Ms. Patsley and Ms. Benson maintained the same annual incentive targets as 2009. Because Messrs. Shields, Lee, Wimer and Everett were hired during 2010, the Committee established their incentive targets on their respective hire dates during 2010.

The Committee continues to target annual cash incentive opportunity for each Named Executive between the 50th and 75th percentiles of the Compensation Peer Group Data. The Committee determined the following 2010 target incentive opportunity for each Named Executive under the annual cash incentive plan:

Percent of Base
Name	Salary/Earnings

Pamela H. Patsley	100%
James E. Shields	70%
Nigel L. Lee	75%
J. Lucas Wimer	60%
Timothy C. Everett	55%
Jean C. Benson	40%
Jeffrey R. Woods	0%

Performance Metrics and Results

In 2010, the Committee established the following metrics to measure overall Company performance under the annual cash incentive plan: total revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA was adjusted for certain items as approved by the Committee as set forth below. The performance levels for each metric, relative weighting and the actual levels achieved are as follows (dollars in millions):

Weighting	Metric	Minimum	Target	Maximum	Achieved

	Total revenue less total commissions
40%	expense	$670.6	$705.9	$734.2	$669.8(1)
60%	EBITDA	$272.5	$286.8	$298.3	$285.9(2)

Threshold levels are set such that they may be attained with satisfactory Company performance. Maximum levels are set such that they may only be attained with exceptional company performance and the amount must be attained inclusive of funding for the maximum incentive payment.

(1) The metric as established by the Committee was total revenue, net of total commissions expense, for all products and types of revenue, adjusted for various items, primarily related to the impact of the currency valuation.

(2) The results achieved for EBITDA were adjusted by the Committee and reconciled to reported EBITDA as follows (dollars in millions):

Income (loss) before income taxes	$58.4
Interest Expense	102.1
Depreciation and amortization	48.1
Amortization of agent signing bonuses	29.2

Reported EBITDA	$237.8
Net securities gains	(2.1)
Severance and restructure costs	6.5
Asset impairment charges	1.8
Stock based compensation expense	26.0
Securities litigation, legal settlements and related costs	11.2
Net Currency valuation adjustment	4.7

Results achieved after adjustments	$285.9

The adjustments determined by the Committee were for items not indicative of the underlying management performance or were deemed not to be within the control of management.

Based upon the results achieved and relative weighting as shown in the table above, the 2010 level of achievement for the total annual cash incentive plan pool was 58% of target. All Named Executives, with the exception of Mr. Lee, received annual cash incentives based on the above weightings. Fifty percent of Mr. Lee’s annual cash incentive was based on the total Company metrics discussed above and 50% was based on his business unit (EMEAAP) revenue. The Committee recognized that the global economy did not achieve the level of growth that the Company had anticipated in developing its 2010 financial plan, and that the corridors for growth in the EMEAAP region in particular did not achieve these anticipated levels. In reviewing EMEAAP revenue against target, it was determined that a 58% achievement level was appropriate for the EMEAAP business.

Each Named Executive received an individual performance rating as noted in the table below which acted as a multiplier or detractor to their annual cash incentive payout and was reviewed and approved by the Committee. The performance rating takes into account the Named Executive’s work and technical competency as well as their leadership competency in their role.

		Final Annual
		Cash Incentive
Name	Performance %	as % of Target

Pamela H. Patsley	120	70
James E. Shields	100	58
Nigel Lee	100	58
J. Lucas Wimer	120	70
Timothy C. Everett	110	64
Jean C. Benson	100	58
Jeffrey R. Woods	—	—

Three Named Executives were determined to have an individual performance rating supporting a greater than 100% multiplier of their incentive payout. Ms. Patsley consistently led the company though management changes, and exhibited strong technical and industry relevant knowledge in driving and executing toward strong business performance. Mr. Wimer consistently delivered structural and process changes on a global scale to bring the Company’s business to a higher level of customer service and efficiency. Mr. Everett led the business through significant management and organizational changes in the legal and compliance teams and provided leadership in the Company’s development of a more globally efficient and effective Company business.

Certain Named Executives had their annual cash incentive payout prorated based on their hire date in 2010, if applicable.

Funding Limits

An annual incentive funding limit is established for each Named Executive based on MoneyGram’s EBITDA. Once the formula has been applied, the Committee has the sole discretion to lower the actual incentive amounts below the amount established by the funding formula. The Committee did not exercise its discretion to lower actual incentives for Named Executives in 2010.

Long-Term Incentives

Stock Options

Recruitment and retention of Named Executives, as well as the alignment of the financial interests of the Named Executives with those of the stockholders, were the primary factors that influenced the Committee’s decisions on stock option grants in 2010. Due to the Company’s stock price, ownership structure, overall leverage and senior management turnover following the 2008 Recapitalization, the Committee recognized that recruiting to fill vacant leadership positions and retaining existing executives were critically important and were particularly challenging in the current environment. The stock option program was designed to include both time-based and stock performance-based vesting criteria in connection with any option grant. The vesting criteria are designed to provide a direct retention effect on Named Executives and to encourage the creation of long-term stockholder value. In consideration for participating in the stock option program, all option grantees, including Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For Named Executives, any unvested options are forfeited upon termination of employment and returned to the pool of options available for grant, except with respect to Ms. Patsley as otherwise disclosed herein.

When determining the size of the option grants to Named Executives and other option grantees, the Committee sought to create a pool of available shares that was approximately 10 percent of the total shares outstanding, assuming full conversion of the Company’s preferred stock and taking into consideration the dilution of the Company’s common stock over time. In 2010, the Committee granted larger individual option grants to certain Named Executives at their time of hire, which grants were intended to be in lieu of routine annual grants. The size of these individual option grants was determined based on the option grantee’s individual role, responsibilities, experience and overall value to the Company. During 2010, Messrs. Shields, Lee, Wimer and Everett received such individual grants at the time of their hire. Ms. Patsley, Ms. Benson and Mr. Woods did not receive any stock option grants in 2010.

For options granted in 2010, 50 percent of the shares vest over time and 50 percent of the shares vest based upon performance of the Company’s stock. The options have a ten-year term. The per share purchase price of the shares subject to the options is the higher of $1.50 or the fair market value of our common stock as of the grant date. For options granted in 2010, the time-vested portion of the option does not begin to vest until one year following the grant date. The time-based vesting schedule is in five equal annual installments, beginning one year from the grant date. With respect to stock performance-vested shares, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date. Individual grants to the Named Executives are discussed in the “Outstanding Equity Awards at December 31, 2010” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

The table below sets forth the total number of options granted to each Named Executive during 2010:

Name	# of Options

Pamela H. Patsley	0
James E. Shields	2,000,000
Nigel Lee	2,500,000
J. Lucas Wimer	2,000,000
Timothy C. Everett	1,750,000
Jean C. Benson	0
Jeffrey R. Woods	0

Other Compensation and Benefits

A portion of the Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. The other compensation and benefit programs help us effectively recruit and retain high-caliber talent, while competing for talent with other companies that commonly offer similar programs.

Retirement Benefits and Deferred Compensation

The Company’s retirement benefits for employees in the United States consist of the following:

•	the 401(k) plan;

•	the pension plan (frozen as of December 31, 2003);

•	the supplemental pension plan (frozen as of December 31, 2009); and

•	the deferred compensation plan (frozen as of April 1, 2010).

Each of these plans is discussed in “Part Four — Other Important Information — Executive Compensation — Retirement Plans” in this proxy statement. Employees located outside of the United States receive comparable benefits as adjusted to reflect local market and other requirements for such benefits.

Perquisites

On April 12, 2010, the Committee approved the elimination of the remaining perquisites for eligible Named Executives in the United States in an effort to keep within the competitive landscape and the Company’s expense control initiatives. As a result, affected Named Executives, which included Ms. Patsley and Mr. Everett, received a $15,000 increase in base salary in lieu of the following perquisites, which were eliminated: financial counseling services; health club subsidy; and annual physical examination.

As disclosed in our Form 10-Q for the quarter ended September 30, 2010, the Company sold its aircraft during 2010, and the aircraft was not used for business or personal use during 2009 or 2010.

Additional information on the value of perquisites offered to each Named Executive in 2010, as well as the valuation methods for such perquisites, can be found in the “Summary Compensation Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Executive Employment Agreements

Pamela H. Patsley

Pursuant to the terms of Ms. Patsley’s amended and restated employment agreement, dated as of September 1, 2009, Ms. Patsley serves as the Company’s Executive Chairman and CEO in a full-time capacity for the period commencing on September 1, 2009 and ending on August 31, 2013. In connection therewith, Ms. Patsley is entitled to receive an initial annual base salary of $850,000, subject to annual review. Ms. Patsley also received a special one-time signing bonus in the amount of $250,000 (less applicable withholdings) paid in a lump sum within 30 days of September 1, 2009. Ms. Patsley is also eligible to participate in the annual cash incentive plan. Her annual target incentive opportunity is 100 percent of base salary earnings, with a maximum percentage of twice the annual target incentive opportunity, if the Company’s performance exceeds targeted levels. In determining Ms. Patsley’s total compensation package, the Committee undertook an analysis of the scope and responsibilities of the position, as well as the Compensation Peer Group Data.

Ms. Patsley is also eligible to participate in other benefit programs, and to receive certain perquisites, in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time. In addition, if Ms. Patsley’s employment is terminated by the Company without cause (as defined by her employment agreement and other than by reason of death or disability, as defined in her employment agreement) or if Ms. Patsley resigns for good reason (as defined in her employment agreement), she will be entitled to a severance payment equal to two times her then current base salary if terminated prior to August 31, 2012 or a severance payment equal to one and one-half times her then current base salary if terminated on or after August 31, 2012. In addition, the Company would be required to continue to provide Ms. Patsley certain benefits and accelerate the vesting of a portion of her stock option awards. If Ms. Patsley’s employment is terminated for cause (as defined in the agreement) or by her resignation without good reason (as defined in the agreement), she would receive her base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by her, employee benefits, if any, as to which she was entitled under the employee benefit plans of the Company, such rights as she would have under any equity grant, and any rights that she would have under director and officer insurance then maintained by the Company. Ms. Patsley is subject to a one-and-one-half year post-employment non-competition provision.

Nigel L. Lee

Pursuant to the terms of Mr. Lee’s letter of appointment effective April 22, 2010, Mr. Lee serves as Executive Vice President, Europe, Middle East, Africa, and Asia Pacific (“EMEAAP”). Pursuant to the terms of the letter of appointment, Mr. Lee’s employment agreement continues unless and until terminated by either the Company or Mr. Lee upon three months’ prior notice of termination in writing, or three month’s base salary in lieu thereof at the Company’s discretion. The letter of appointment provides that Mr. Lee is entitled to (i) an initial base salary, subject to annual review by the Committee, (ii) participation in the annual cash incentive plan, the Company’s long-term incentive plans and employee benefits plans, and (iii) specified medical benefits, retirement benefits and perquisites.

Under the terms of the letter of appointment, Mr. Lee receives an initial annual base salary of $450,000, and participates in the annual cash incentive plan, similar to other Named Executives. His annual target incentive opportunity is 75% of base salary earnings. Mr. Lee is also eligible to participate in other Company benefits programs, receives a compulsory contribution to the retirement fund of 10% of base salary earnings and an annual cash stipend in an amount determined by the Company through December 31, 2012. In 2010, the amount of the annual stipend was $400,000. In February 2011, the Committee determined that the annual stipend for 2011 would be $200,000. The stipend is intended to cover housing, schooling and other expatriate costs. In connection with his employment and with approval of the Committee, Mr. Lee was granted a non-qualified stock option to purchase 2,500,000 shares of the Company’s common stock, 50 percent of which is time-vested and 50 percent of the option is considered stock performance-vested. The option expires on April 22, 2021. The time-vested portion of the option vests in equal installments over five years on the anniversary of the grant date. The stock performance-vested portion of the option vests in two installments if the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

The Company may terminate Mr. Lee’s employment at any time with Cause (as defined in the letter of appointment). If Mr. Lee’s employment is terminated by the Company without Cause (as defined in the letter of appointment), he is entitled to receive a severance allowance in an amount equal to his then-

current annual base salary plus a pro rata portion of his then current annual target incentive opportunity if the Company achieves performance goals during the applicable period and bonuses are paid for annual incentive plan participants for such period. If Mr. Lee’s employment is terminated for cause (as defined in the agreement) or he resigns his employment for any reason he will not be entitled to any payment or other benefits.

Other Compensation Arrangements

Jean C. Benson

On June 3, 2010, the Company entered into an agreement with Ms. Benson to provide a one-time recognition bonus of $50,000 for the additional interim duties she was assigned during the Company’s search for a new chief financial officer. The bonus was payable within ten business days following March 31, 2011, provided Ms. Benson continued to perform at a performance level consistent with her past performance and complied with Company policies, practices and procedures. On February 8, 2011, the Company and Ms. Benson entered into a separation agreement and release of all claims, pursuant to which Ms. Benson ceased her employment with the Company on March 31, 2011. For a description of the separation agreement, see “Severance Agreements” under “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under this agreement, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under this agreement, each Named Executive agrees to non-competition provisions with respect to general competitors and specific conflicting organizations, and a non-solicitation restriction with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The objective of the Company’s severance benefits is to provide financial protection in the event of a termination that could disrupt the careers of the Named Executives. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executives to transition away from employment with the Company. Participation by a Named Executive in any plan or agreement requires approval by the Committee. For a description of the Company’s severance plans, see below and also “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Severance Agreements

The Company has moved its severance practices for Named Executives away from severance plans, including change of control severance plans, to individual severance agreements. Each of the Named Executives, other than Ms. Patsley and Mr. Lee, entered into such an agreement with the Company. These individual severance agreements only provide for severance if a Named Executive’s employment is terminated by the Company without cause and do not provide change of control severance benefits. The severance agreement for Named Executives provides for severance in an amount equal to one year of a Named Executive’s annual base salary and a pro rata portion of the Named Executive’s then current annual target incentive opportunity. The severance under these agreements does not become available to the respective Named Executives until on or after the first anniversary of such person’s employment with the Company.

Severance Plan

The Company’s existing Amended and Restated MoneyGram International, Inc. Executive Severance Plan (the “severance plan”) (Tier II) provides change of control severance benefits to Ms. Benson and other executives, whose employment with the Company began prior to 2008. This severance plan provides change of control severance benefits if, within a specified period of time after a change of control of the Company, the executives’ employment is terminated either by the Company without cause, or by the executive for good reason. For details regarding amounts Ms. Benson would be entitled to receive under the severance plan, see the “Severance Plan/Employment Agreements/Benefit Plans — Potential Payments and Benefits Upon Termination (Change of Control)” table under “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Other than Ms. Benson, no other Named Executives participate in the above described severance plan and the Company did not add any participants to this plan in 2010.

Special Severance Plan

The MoneyGram International, Inc. Special Severance Plan (the “special severance plan”) (Tier II), which was adopted in connection with the 2008 recapitalization, provided severance benefits to Ms. Benson and other executives if an individual’s employment was terminated either by the Company without cause, or by the employee individually or the Company for good reason, provided that the separation occurred on or before March 24, 2010. The potential payments and benefits under the special severance plan (Tier II) would have been reduced by the service period from the date of the recapitalization through the date of separation. The special severance plan (Tier II) expired on March 24, 2010 and no longer applies to any Named Executive Officer.

Stock Ownership Guidelines and Policy Regarding Trading in Company Stock

The Company’s stock ownership guidelines previously required Named Executives to purchase Company stock in an amount equal to a multiple of the Named Executive’s annual base salary. The multiple for the CEO was five times annual base salary, and the multiple for other Named Executives was three times annual base salary. In 2009, the Committee suspended the stock ownership guidelines based on a number of factors, including changes in the Company’s senior management, market volatility and global economic conditions. In 2010, the Committee evaluated its stock ownership guidelines and decided to discontinue the stock ownership guidelines based upon its determination that long-term performance incentives awarded to Named Executives provide adequate incentives for the Named Executives to achieve Company financial performance goals and maximize shareholder value.

The Company maintains policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities, including “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities) and hedging transactions.

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, the Company has designed and administered its executive compensation program so that all compensation paid by the Company to the Named Executives, other than severance, qualified as deductible compensation expense. Although the Committee is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with then prevailing competitive market conditions. In such event, the Committee’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

Clawbacks

The annual cash incentive plan and the terms of our stock options provide that the Committee may seek reimbursement of incentives paid or stock options provided to a Named Executive if it is later determined that the Named Executive engaged in misconduct, acted in a manner significantly contrary to the Company’s interest or breached a non-competition agreement. To date, the Committee has not exercised this right with respect to any plan award previously paid.

2011 Compensation Decisions

2011 Base Salary Increases

The Committee continues to use the Compensation Peer Group Data as a guide in setting base salaries for Named Executives between the 50th and 75th percentile. In addition, when setting base salaries for Named Executives, the Committee considers internal pay equity and each Named Executive’s tenure, overall role and responsibilities, individual performance and experience. The Committee’s decisions regarding base salaries of those Named Executives who remain employed by the Company are set forth below.

The Committee reviewed each Named Executive’s annual base salary to ensure the Company’s executive compensation program was competitive with the market. On February 15, 2011, the Committee approved the following increases for the Named Executives based on the Compensation Peer Group Data, recommendations made by the CEO (for Named Executives other than the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Salary increases for 2011 were tied directly to the Compensation Peer Group Data and individual performance.

During the annual review of the Named Executives’ compensation, the Committee took the following actions. The Committee recommended to the Board that no increase be made to Ms. Patsley’s base salary for 2011. Ms Patsley’s base salary falls between the 50th and 75th percentile of the Compensation Peer Group Data. The Committee approved a 10 percent merit increase to Mr. Shields’ base salary. His base salary is at the 50th percentile of the Compensation Peer Group Data. The Committee did not increase Mr. Lee’s base salary for 2011. His base salary is currently above the 75th percentile of the Compensation Peer Group Data. The Committee approved a 3 percent merit increase to Mr. Wimer’s base salary. His base salary is slightly above the 75th percentile of the Compensation Peer Group Data based on his overall performance, responsibilities and scope. The Committee approved a 5.9 percent merit increase to Mr. Everett’s base salary. His base salary is at the 50th percentile of the Compensation Peer Group Data. Ms. Benson was not eligible for a merit increase for 2011.

2011 Annual Cash Incentive Plan

The annual cash incentive plan is designed to incentivize Named Executives to achieve the Company’s annual financial goals and to drive value creation for stockholders. The annual cash incentive plan awards incentives based on overall Company performance, individual business unit performance (where applicable), and individual Named Executive performance and contribution to the Company. The Committee established a target incentive opportunity for each Named Executive expressed as a percentage of base salary during the applicable year. Annual incentive payments are permitted to exceed the targeted level, up to a maximum of twice the annual target incentive opportunity, if performance exceeds targeted levels. If the Company performed at the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if the Company performed below the threshold level, the annual target incentive opportunity is zero, in each case subject to the Committee’s discretion. Actual cash incentive awards depend on achievement of annual financial performance goals established by the Committee for MoneyGram, individual business unit performance (where applicable) and overall individual performance and contribution to the Company. The individual performance and contribution to the Company is reflected in each Named Executive’s overall performance rating. There is a performance overlay range associated with each Named Executive’s performance rating. Depending on the performance rating, a Named Executive’s annual bonus payout can be increased or decreased. The Committee, with input from management, determines the Company financial objectives for the participants with a goal of placing the appropriate focus on desired results and key initiatives.

To align the annual incentive compensation opportunities for the Named Executives with the Company’s plan and growth objectives, the Committee set the 2011 executives’ annual incentive compensation award targets for performance by establishing a grid based on the total Company’s total revenue and operating income performance, each adjusted for certain items as approved by the Committee.

Percent
Performance Metric	Weighting

Total Revenue	50%
Operating Income	50%

For most Named Executives, the above metrics determine 100 percent of their annual cash incentive opportunity. Where appropriate, a percentage of the annual cash incentive opportunity for certain Named Executives may also be tied to the total revenue metric for their respective region or subregion. An individual performance factor is assigned by the CEO and recommended to the Committee and acts as a multiplier or detractor to the incentive payout.

The Company continues to target annual cash incentive opportunity for Named Executives at the 50th percentile of the Compensation Peer Group Data. The 2011 annual cash incentive opportunity for the Named Executives is at the 50th percentile except for Messrs. Wimer and Lee, whose annual cash incentive opportunity is between the 50th and 75th percentile.

The Committee reviewed the annual incentive targets to ensure the Company’s executive compensation program was competitive with the market. On February 15, 2011, the Committee increased annual incentive targets for Ms. Patsley from 100% to 110%; Mr. Everett from 55% to 60% and Mr. Wimer from 60% to 70% based on a review of the Compensation Peer Group Data and contributions to the Company. The Committee asked Hewitt to conduct a competitive benchmark analysis for executive officers. Their benchmarking is based on several considerations: a single approach and streamlined process to measure the size of jobs against appropriate and consistent database matches; common language and factors to compare jobs for senior executive levels within and across job families, functions, organizations, industries, and global regions; create a strong link between job content and market data which enables the organization to price jobs accurately and consistently; and greater precision to determine the difference between jobs, grades, and levels and to provide a link between job leveling. Hewitt worked with MoneyGram management to develop 2011 pay proposals and to review those proposals in the context of market competitive pay levels to support the Committee’s consideration of proposed 2011 pay opportunities.

2011 Compensation Peer Group

The Committee reviews the Compensation Peer Group annually to confirm that the Compensation Peer Group includes companies that are most comparable to the Company on the basis of industry focus and scope of operations. Based on these considerations, the Committee added the following companies to the Compensation Peer Group for 2011: Broadridge Financial Solutions, Fifth Third Processing Solutions and Wright Express Corporation. The Committee did not remove any companies from the Compensation Peer Group for 2011. The Committee notes that given the Company’s current capital structure, the Company may need to utilize non-comparable compensation practices to attract and retain Named Executives.

The Committee selected the following companies to comprise the 2011 Compensation Peer Group:

ACI Worldwide Inc.	DST Systems Inc.	Heartland Payment Systems, Inc.
Acxiom Corporation	Dun & Bradstreet Corporation	Jack Henry & Associates Inc.
Advance America Cash Advance Centers	Equifax Inc.	Online Resources Corp.
Alliance Data Systems Corp.	Euronet Worldwide Inc.	Total System Services Inc.
Broadridge Financial Solutions	Fidelity National Information Services	Trans Union, LLC
Convergys Corp.	Fifth Third Processing Solutions	The Western Union Company
Dollar Financial Corporation	Fiserv Inc.	Wright Express Corporation
Global Payments Inc.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Pamela H. Patsley	2010	860,673	—	—	—	602,000	—	9,876	1,472,549
Chairman and Chief	2009	580,385	250,000	—	16,653,113	310,800	—	66,040	17,860,338
Executive Officer
James E. Shields(6)	2010	162,885	—	—	3,553,000	71,100	—	6,547	3,793,532
Executive Vice President and Chief Financial Officer
Nigel L. Lee(7)	2010	311,932	—	—	6,027,250	136,700	—	431,788	6,907,670
Executive Vice President, EMEAPP
J. Lucas Wimer(8)	2010	217,039	—	—	4,362,800	103,400	—	50	4,683,289
Executive Vice President, Operations & Technology
Timothy C. Everett(9)	2010	320,673	—	—	3,978,275	119,300	—	9,869	4,428,117
Executive Vice President General Counsel and Secretary
Jean C. Benson(10)	2010	260,290	50,000	—	—	60,900	93	206,840	578,123
Former Senior Vice	2009	257,376	20,000	—	1,600,750	54,400	2,601	10,890	1,946,017
President and Controller
Jeffrey R. Woods(11)	2010	25,385	—	—	—	—	—	440,007	465,392
Former Executive Vice	2009	177,692	—	—	6,885,850	132,000	—	75,337	7,270,879
President and Chief Financial Officer

(1)	In 2010 and 2009, MoneyGram awarded bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity Incentive Plan Compensation column of this table. In 2009, Ms. Patsley received a signing bonus. In 2010 and 2009, Ms. Benson received discretionary bonuses. These bonuses are recorded under the Bonus column of this table.

(2)	The amounts included in these columns represent the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 13 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2010 Form 10-K). In connection with his separation from the Company, Mr. Woods forfeited his entire option award. In connection with the Benson Separation, the unvested portion of her options was forfeited as of March 31, 2011. Ms. Benson has 180 days from March 31, 2011 to exercise any portion of her options that have vested, at which time the unexercised portion of the options will expire in accordance with their terms.

(3)	Non-equity incentive plan compensation represents awards earned during 2010 and 2009 in recognition of achievement of performance goals under the annual cash incentive plan.

(4)	This column represents both changes in pension value for the Named Executives and above market earnings on deferred compensation. “Above market earnings” is defined as the difference between the interest rate paid by MoneyGram and 120 percent of the applicable federal long term rate. The change in pension value for Ms. Benson was $89 for 2010 and $2,597 for 2009. The above market earnings on deferred compensation for Ms. Benson were $4 for 2010 and $4 for 2009. In April 2010, the deferred compensation plan was amended to reduce the interest rate to a short-term index rate.

(5)	For a breakdown of the components which comprise all other compensation for the Named Executives, refer to the table entitled “2010 Details Behind All Other Compensation Column Table” immediately below.

(6)	Mr. Shields’s employment with the Company began effective as of July 2010.

(7)	Mr. Lee’s employment with the Company began effective as of April 2010.

(8)	Mr. Wimer’s employment with the Company began effective as of April 2010.

(9)	Mr. Everett’s employment with the Company began effective as of January 2010.

(10)	On February 8, 2011, Ms. Benson and MoneyGram mutually agreed that Ms. Benson’s employment with MoneyGram would terminate effective March 31, 2011 (the “Benson Separation”). For a description of Ms. Benson’s separation arrangements, see footnote 4 to the “Severance Agreements — Potential Payments and Benefits Upon Termination” table under “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

(11)	On January 15, 2010, Mr. Woods and MoneyGram mutually agreed that Mr. Woods’ employment with MoneyGram and its subsidiaries would terminate effective January 15, 2010 (the “Woods Separation”). Under the severance agreement, Mr. Woods received salary severance of $440,000, bonus severance of $132,000 and continuation of welfare benefits for up to one year.

2010 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

		Perquisites	Registrant
		and	Contributions to
		Other	Defined	Insurance	Tax
		Personal	Contribution	Premiums	Reimbursement
Name	Year	Benefits ($)	Plans ($)(1)	($)(2)	($)	Severance		Other ($)		Total ($)

Pamela H. Patsley	2010	—	9,800	76	—	—		—		9,876
James E. Shields	2010	—	6,515	32	—	—		—		6,547
Nigel L. Lee	2010	400,000 (3)	—	2,983	—	—		28,805	(4)	431,788
J. Lucas Wimer	2010	—	—	50	—	—		—		50
Timothy C. Everett	2010	—	9,800	69	—	—		—		9,869
Jean C. Benson	2010	—	9,800	75	—	196,965	(5)	—		206,840
Jeffrey R. Woods	2010	—	—	7	—	440,000	(6)	—		440,007

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The 401(k) plan also gives the Board the right to grant an annual discretionary profit sharing contribution although no discretionary profit sharing contribution was granted for 2010. The matching contributions for 2010 are set forth in the table.

(2)	Represents premiums paid by MoneyGram in 2010 for life and travel accident insurance covering each of the Named Executives.

(3)	This amount includes a stipend of $400,000, which is intended to cover housing, schooling and other expatriate costs, pursuant to Mr. Lee’s letter of appointment.

(4)	The amount for Mr. Lee reflects $72 of payments for mandatory skills development and $28,733 of total monthly payments made in lieu of a formal pension scheme, equating to 9.2 percent of his basic annual salary, as stated in Mr. Lee’s letter of appointment.

(5)	This severance amount was accrued as of December 31, 2010, but was not paid until 2011.

(6)	The amount for Mr. Woods reflects severance payments in connection with his resignation effective January 15, 2010.

The following table summarizes the 2010 grants of equity and non-equity plan-based awards for each Named Executive.

2010 GRANTS OF PLAN-BASED AWARDS

					All		Grant
					Other		Date
					Option		Fair
					Awards:	Exercise	Value
					Number	or	of
		Estimated Future Payouts			of	Base	Stock
		Under Non-Equity Incentive			Securities	Price of	and
		Plan Awards			Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	($/Sh)(2)	($)(3)

Pamela H. Patsley	02/18/2010**	432,500	865,000	1,730,000	—	—	—
James E. Shields	07/13/2010**	61,250	122,500	245,000
	07/13/2010*				2,000,000	2.49	3,553,000
Nigel L. Lee	04/22/2010**	126,563	253,125	506,300
	04/22/2010*				2,500,000	3.36	6,027,250
J. Lucas Wimer	04/30/2010**	74,250	148,500	297,000
	04/30/2010*				2,000,000	3.05	4,362,800
Timothy C. Everett	02/17/2010**	93,500	187,000	374,000
	01/13/2010*				1,750,000	3.17	3,978,275
Jean C. Benson(4)	02/17/2010**	65,655	131,310	262,600	—	—	—
Jeffrey R. Woods(5)	—	—	—	—	—	—	—

*	Denotes option awards granted pursuant to the 2005 incentive plan.

**	Denotes awards granted pursuant to the annual cash incentive plan.

(1)	The grant date of all equity awards, other than those for the CEO, is the date of the Human Resources and Nominating Committee meeting at which such award is approved. The grant date of all equity awards for the CEO is the date of the Board of Directors meeting at which such award is ratified.

(2)	All options are granted with an exercise price equal to the greater of $1.50 or the fair market value of our common stock on the grant date. Fair market value is defined under the 2005 incentive plan as the closing sales prices of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(3)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 13 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2010 Form 10-K).

(4)	In connection with the Benson Separation, the unvested portion of Ms. Benson’s options was forfeited as of her departure on March 31, 2011. Ms. Benson has 180 days from March 31, 2011 to exercise any portion of her options that have vested, at which time the unexercised portion of the options will expire in accordance with their terms.

(5)	In connection with the Woods Separation, all of Mr. Woods’s options were forfeited as of his departure on January 15, 2010.

The following tables summarize the total outstanding equity awards as of December 31, 2010, for each Named Executive, as well as the number of option awards exercised and restricted stock awards vested during 2010. With respect to our common stock, the following table utilizes the market value, measured as the closing price on December 31, 2010, which was $2.71 per share.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards				Stock Awards
							Equity	Equity
							Incentive	Incentive
							Plan	Plan
							Awards:	Awards: Market
							Number	or Payout
						Market	of	Value of
					Number of	Value (as of	Unearned	Unearned
					Shares or	December 31,	Shares,	Shares,
	Number of				Units of	2010) of	Units or	Units or
	Securities				Stock	Shares or	Other	Other
	Underlying				That	Units of	Rights	Rights
	Unexercised		Option		Have	Stock	That Have	That
	Options		Exercise	Option	Not	That Have	Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	(#)(1)(2)	(#)(1)(2)	($/Sh)(3)	Date	(#)(4)	($)	(#)	($)

Pamela H. Patsley
Grant Date:
01/21/09	1,562,500	2,937,500	1.50	01/21/2019	—	—	—	—
05/12/09	375,000	625,000	1.59	05/12/2019	—	—	—	—
08/31/09	787,500	5,512,500	2.66	08/31/2019	—	—	—	—

James E. Shields
Grant Date:
07/13/2010	—	2,000,000	2.49	07/13/2020	—	—	—	—

Nigel L. Lee
Grant Date:
04/22/2010	—	2,500,000	3.36	04/22/2020	—	—	—	—

J. Lucas Wimer
Grant Date:
04/30/2010	—	2,000,000	3.05	04/30/2020	—	—	—	—

Timothy C. Everett
Grant Date:
01/13/2010	—	1,750,000	3.17	01/13/2020	—	—	—	—

Jean C. Benson(5)
Grant Date:
10/01/2001	—	2,600	14.1546	10/01/2011	—	—	—	—
03/26/2002	—	4,400	20.7979	03/26/2012	—	—	—	—
02/19/2003	—	7,500	15.6165	02/19/2013	—	—	—	—
02/18/2004	—	5,200	19.3208	02/18/2011	—	—	—	—
02/17/2005	—	4,200	20.51	02/16/2015	—	—	—	—
02/15/2006	—	4,000	27.2450	02/15/2016	—	—	—	—
02/14/2007	—	2,800	29.2550	02/14/2017	—	—	—	—
08/11/2009	175,000	825,000	2.30	08/11/2019	—	—	—	—

Jeffrey R. Woods(6)	—	—	—	—	—	—	—	—

(1)	The total number of options granted on 3/26/2006, 2/19/2003 and 2/18/2004 represents the grant on each such date of both an incentive stock option (“ISO”) award and a non-qualified stock option

(“NQSO”), containing the same expiration date and exercise price. Not all Named Executives have awards on each of the foregoing dates, as reflected in the table above.

For each Named Executive, the total number of options outstanding consists of the following: Ms. Patsley, 11,800,000 NQSO; Mr. Shields, 2,000,000 NQSO; Ms. Benson, 19,145 ISO and 1,011,555 NQSO; Mr. Lee, 2,500,000 NQSO; Mr. Wimer, 2,000,000 NQSO; and Mr. Everett, 1,750,000 NQSO.

(2)	The options granted in 2001 through 2002 vested in two equal annual installments, beginning one year from the grant date and have a ten year term; the options granted in 2003, 2005, 2006 and 2007 vested, in three equal annual installments, beginning one year from the grant date and have a ten year term; and the options granted in 2004 vested in five equal annual installments, beginning one year from the grant date and have a seven year term.

For options granted in 2009, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the option vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date and have a ten year term, or (ii) for employees hired prior to 2009, 15 percent on the 31st day after the grant date, 20 percent on the first, second and third anniversary of the grant date, 10 percent on the fourth anniversary of the grant date and 15 percent on the fifth anniversary of the grant date and have a ten year term or (iii) for employees hired in 2009, except Ms. Patsley, in five equal annual installments, beginning one year from the grant date and have a ten year term. With respect to the stock performance-vested portion of the option, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

(3)	For options granted between July 1, 2004 and January 1, 2009, the exercise price was equal to the fair market value of our common stock on the grant date, defined as the average of the high and low sales prices of the shares on the grant date. Options granted prior to July 1, 2004 represent the number of shares underlying options granted by Viad prior to the Spin-Off that were converted in the Spin-Off into options to acquire common stock. At the time of the Spin-Off, each Viad option that was outstanding immediately prior to the Spin-Off was converted into two options: (i) an option to purchase shares of Viad common stock and (ii) an option to purchase shares of MoneyGram common stock. The exercise price of each MoneyGram stock option resulting from the conversion of these Viad stock options equaled the exercise price of the related Viad stock option times a fraction, the numerator of which was the closing price of a share of MoneyGram common stock on the first trading day after the Spin-Off and the denominator of which was that price plus the closing price of a share of Viad common stock on the first trading day after the Spin-Off (divided by four to reflect the post-spin Viad reverse stock split).

For options granted on January 21, 2009, the exercise price was set at $1.50, which amount was higher than the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $1.50 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(4)	Market value of shares or units of stock was computed by multiplying the number of shares or units that have not vested by the closing price of our stock on the NYSE on December 31, 2010.

(5)	In connection with the Benson Separation, the unvested portion of Ms. Benson’s options was forfeited as of her departure on March 31, 2011. Ms. Benson has 180 days from March 31, 2011 to exercise any portion of her options that have vested, at which time the unexercised portion of the options will expire in accordance with their terms.

(6)	In connection with the Woods Separation, all unvested options were forfeited as of January 14, 2010.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Pamela H. Patsley(2)	200,000	$200,000	—	—
James E. Shields	—	—	—	—
Nigel L. Lee	—	—	—	—
J. Lucas Wimer	—	—	—	—
Timothy C. Everett	—	—	—	—
Jean C. Benson	—	—	—	—
Jeffrey R. Woods	—	—	—	—

(1)	The value realized on exercise of option awards is the difference between the exercise price and the fair market value of our common stock at the time of exercise. The fair market value used for purposes of this table is the closing price of our common stock on the NYSE on the date of exercise.

(2)	Ms. Patsley exercised 200,000 options on November 11, 2010 and held the underlying shares of common stock.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives who are based in the United States. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for not less than 1,000 hours per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board, however no discretionary contribution was granted for 2010. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Pension Plan

The pension plan is a noncontributory, qualified defined benefit plan for United States employees. Ms. Benson is the only Named Executive eligible for this plan, as the plan was frozen effective December 31, 2003. Through December 31, 2000, the pension plan was structured using a traditional defined benefit plan formula based primarily on the eligible employee’s credited length of service and covered compensation during certain years of the participant’s employment period, subject to limits set by federal regulations. From January 1, 2001 through December 31, 2003, benefits accrued under a cash accumulation account formula based upon a percentage of eligible pay plus interest. When the pension plan was frozen in 2003, all benefit accruals and participation under the pension plan were frozen and all participants in the pension plan who were actively employed as of the freeze date became fully vested in their accrued benefits and cash accumulation benefits. Cash accumulation accounts continue to be credited with interest credits until distributed. In addition to normal retirement benefits at age 65, participants who are age 55 and have 10 years of service are eligible for an early retirement benefit. The pension plan also provides for disability, death, termination and spousal benefits. The pension plan provides for the following forms of payment: single life annuity, 75 percent joint and survivor annuity, 50 percent joint and survivor annuity, 100 percent joint and survivor annuity, ten-year certain and life.

Supplemental Pension Plan

The supplemental pension plan provides pension benefits for select employees in addition to the benefits provided by the pension plan. None of the Named Executives are eligible for this plan, as it was frozen effective December 31, 2009.

The following table summarizes the present accumulated value of those Named Executives’ who are eligible for pension benefits as of December 31, 2010.

2010 PENSION BENEFITS TABLE

		Number of Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Jean C. Benson	Pension Plan	9.333	8,471	—

(1)	The present value of the accumulated benefit is calculated in accordance with applicable accounting guidance. Refer to Note 10 — Pensions and Other Benefits of the Notes to Consolidated Financial Statements in our 2010 Form 10-K for our policy and assumptions made in the valuation of this accumulated benefit.

Deferred Compensation Plan

The deferred compensation plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under our tax-qualified 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. Prior to April 1, 2010, the deferred compensation plan allowed selected participants to defer the receipt of salary and incentive payments. Thus, the following compensation could have been deferred under the deferred compensation plan: (i) compensation (base salary and commissions); (ii) incentive pay (annual cash incentive plan); and (iii) supplemental profit sharing contributions. Accounts established under the deferred compensation plan earn interest. The rate used prior to April 1, 2010 was equal to the yield on the Merrill Lynch Taxable Bond Index — Long Term Medium Quality (A3) Industrial Bonds. Effective April 1, 2010, the deferred compensation plan was amended to reduce the interest rate to a short-term index rate. Participants are 100 percent vested in amounts in their accounts at all times. Upon termination of employment with MoneyGram, the participant’s account becomes immediately distributable in a lump sum or annual installments (not to exceed five years), according to the participants’ irrevocable election.

Effective April 1, 2010, no further deferrals are allowed under the deferred compensation plan. Effective February 16, 2011, the plan was amended to provide lump-sum distributions of small employer deferral, non-voluntary account balances within 90 days of the effective date, and to terminate the employee deferral component of the plan. Employee deferral accounts will be distributed to participants not earlier than one year from the effective date and no later than December 31, 2012.

Ms. Benson is the only Named Executive who participated in this plan. She was automatically enrolled in the supplemental profit sharing component of the plan in past years because her eligible compensation for purposes of determining qualified plan contributions exceeded Internal Revenue Service qualified plan limits. Ms. Benson’s account is entirely non-voluntary and meets the small amount threshold; therefore, her account balance will be distributed to her in a lump sum on May 6, 2011 in accordance with the February 2011 amendment.

The Executive Compensation Trust provides a source of funding for the expected liabilities under the deferred compensation plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

The following table provides information on the nonqualified deferred compensation of the applicable Named Executives in 2010, including contributions by the NEO and by the Company and earnings on contributions credited during 2010.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)(2)

Jean C. Benson	—	—	4	—	232

(1)	Represents interest earned pursuant to the deferred compensation plan and reported in the Summary Compensation Table.

(2)	Amounts, less current year contributions and earnings, previously were reported as compensation to the Named Executive in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2010. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2010 and do not contemplate changes to existing plans or new plans adopted after December 31, 2010, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below provide an estimate of the payments that may be made to the Named Executive, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination.

The tables include only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits. With regard to the accelerated vesting of options, the valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2010.

Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier II)

Executives employed by the Company prior to March 24, 2008 participate in Tier II of our severance plan. The severance plan (Tier II) provides that if within 18 months after a change of control of MoneyGram the executive’s employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) two times the sum of the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the greater of (i) the largest cash bonus paid to the executive under the annual cash incentive plan during the preceding four years or (ii) the target bonus under the annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by a fraction, the numerator of which is 24 minus the number of months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 24. The severance plan (Tier II) also provides that the Company will pay the excise taxes that a participating executive may incur as a result of payments under the plan. The severance plan does not provide benefits to an executive who separates employment with the Company as a result of death, disability or retirement. The terms “change of control,” “cause” and “good reason” are defined in the severance plan. Ms. Benson is the only Named Executive who participates in our severance plan (Tier II).

Severance Plan/Employment Agreements/Benefit Plans — Potential Payments and Benefits Upon Termination (Change of Control)

In addition to the severance plan, several of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a change of control of MoneyGram. Under the severance plan (Tier II), a change of control triggers immediate vesting of stock options, restricted stock and performance-based restricted stock. In addition, a pro-rata portion of the annual target incentive opportunity under the annual cash incentive plan would become payable and a cash payment pursuant to any outstanding performance-based stock unit plan awards would become payable.

The following table sets forth the benefits each Named Executive would receive under our severance plan and under our severance and employment agreements, upon a termination of employment due to a change of control of the Company as of December 31, 2010.

	Pamela H.		James E.	Nigel L.	J. Lucas	Timothy C.	Jean C.	Jeffrey R.
Benefit	Patsley		Shields	Lee	Wimer	Everett	Benson	Woods

Severance payment(1)	1,730,000		— (2)	450,000	— (2)	— (2)	982,432	—
Bonus (annual cash incentive plan)(3)	602,000		71,100	136,700	103,400	119,300	60,900	—
Accelerated vesting of equity awards	2,670,750		220,000	—	—	—	133,250	—
Retirement benefits	—		—	—	—	—	—	—
Welfare benefits and gross-up(4)	15,534		—	—	—	—	37,185	—
Perquisites	—		—	—	—	—	—	—
Outplacement	—		—	—	—	—	25,000	—
Excise tax and gross-up(5)	(44,359	)(6)	—	—	—	—	—	—
Total	4,973,925		291,100	586,700	103,400	119,300	1,238,767	—

(1)	For a description of the calculation of the severance payment provided for under the severance plan, see “Part Four — Other Important Information — Executive Compensation — Potential Payments and Benefits Upon Termination or Change of Control” in this proxy statement.

(2)	A Named Executive is not eligible for salary severance until after the first anniversary of the date such Named Executive became an employee of the Company.

(3)	Amount represents a pro rata 2010 annual cash incentive plan payment calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2010, the assumed date of the termination of employment.

(4)	Amount represents the value of continued welfare benefits during the applicable severance period.

(5)	Amounts represent assumed tax gross-ups to make the Named Executives whole for any federal excise taxes on change of control payments.

(6)	Ms. Patsley’s payments would trigger an excise tax, but under Section 13(a) of her employment agreement, she would be required to forfeit $44,359 because her aggregate payments do not exceed the safe harbor amount by more than $100,000.

Severance Agreements

Named Executives who are not covered under the severance plan receive severance benefits pursuant to a severance agreement if their employment is terminated by the Company without cause.

In the case of Ms. Patsley, her severance agreement is included in her employment agreement. Ms. Patsley’s severance benefits following a termination by the Company without cause are as follows: (i) salary severance equal to two times Ms. Patsley’s then current annual base salary if her termination is prior to August 31, 2012 or one and one-half times Ms. Patsley’s then current annual base salary if her termination is on or after August 31, 2012; (ii) bonus severance equal to an amount up to her annual target incentive opportunity; (iii) continuation of Ms. Patsley’s health and life insurance for 18 months; and (iv) vesting of time-based options for a period of 12 months following termination of employment and vesting for stock performance-based options through any stock performance-based vesting date that occurs during the 12-month period following termination. For a description of Ms. Patsley’s severance benefits, see “Pamela H. Patsley” under “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements” in this proxy statement.

In the case of Mr. Lee, his severance agreement is included in his employment agreement. Mr. Lee’s severance benefits following a termination by the Company without cause are as follows: (i) salary severance equal to your then current monthly base salary multiplied by 12, which shall be payable in equal monthly installments on the last day of each month over the 12-month period following the date of termination of employment; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period.

Messrs. Shields, Wimer and Everett have entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009 and provides: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period.

On February 8, 2011, Ms. Benson and the Company entered into a separation agreement and release of all claims (the “Separation Agreement”), pursuant to which Ms. Benson’s employment terminated effective March 31, 2011. Pursuant to the Separation Agreement, Ms. Benson received (i) a severance payment of $80,806.08 pursuant to the Company’s severance plan, (ii) an additional severance payment of $116,158.92 and (iii) a payment of $50,000.00 pursuant to Ms. Benson’s recognition bonus, in each case, less all applicable voluntary and required withholdings. In addition, Ms. Benson received an award of $60,900 pursuant to the Company’s Performance Bonus Plan. In addition, Ms. Benson is entitled to Company-provided outplacement services until May 30, 2011.

Severance Agreements — Potential Payments and Benefits Upon Termination

If at any time on or after the first anniversary of the date the Named Executive first became an employee of the Company such Named Executive’s employment is terminated without Cause (other than by reason of death or disability), such Named Executive shall be entitled to receive the following payments, salary severance and bonus severance. The following table sets forth the benefits the Named Executives would receive under their respective severance agreement as of December 31, 2010.

	Pamela H.	James E.	Nigel L.	J. Lucas	Timothy C.	Jean C.	Jeffrey R.
Benefit	Patsley	Shields	Lee	Wimer	Everett	Benson(4)	Woods

Salary Severance(1)	1,730,000	— (5)	450,000	— (5)	— (5)	—	—
Bonus Severance(2)	602,000	71,100	136,700	103,400	119,300	—	—
Welfare Benefits(3)	15,534	—	—	—	—	—	—
Total	2,347,534	71,100	586,700	103,400	119,300	—	—

(1)	For a description of the calculation of the salary severance payment, see “Severance Agreements” under “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

(2)	Amount represents a pro rata 2010 annual cash incentive plan payment at target level calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2010, the assumed date of the employment termination.

(3)	For Ms. Patsley, amount represents the value of continued welfare benefits for a maximum of 18 months.

(4)	Ms. Benson’s employment with MoneyGram terminated as of March 31, 2011. While Ms. Benson was not a party to a severance agreement as of December 31, 2010, Ms. Benson entered into a separation agreement in connection with her separation from MoneyGram, pursuant to which she received certain amounts. For additional information regarding the Benson Separation, see “Severance Agreements” under “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

(5)	A Named Executive is not eligible for salary severance until after the first anniversary of the date such Named Executive became an employee of the Company.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns of the table represent payments that would be due to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service), death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. In any of these events, MoneyGram is not obligated to provide any cash severance. However, the Named Executives do receive pro rata payments under certain incentive plans, acceleration of vesting for stock options and full ownership of restricted stock. The payments below assume that the termination event occurred as of December 31, 2010.

	Retirement	Death	Disability
Name	($)(1)(2)	($)(1)(2)	($)(1)(2)

Pamela H. Patsley	602,000	652,000	602,000
James E. Shields	71,100	121,100	71,100
Nigel L. Lee	136,700	136,700	136,700
J. Lucas Wimer	103,400	153,400	103,400
Timothy C. Everett	119,300	169,300	119,300
Jean C. Benson	60,900	—	60,900
Jeffrey R. Woods	—	—	—

(1)	Includes payments to be made under the annual cash incentive plan for the Named Executives as of December 31, 2010, as follows: Ms. Patsley, $602,000; Mr. Shields, $71,100; Mr. Lee, $136,700; Mr. Wimer, $103,400; and Mr. Everett, $119,300; and Ms. Benson, $60,900.

(2)	For all Named Executives except Mr. Lee, includes life insurance payment of $50,000 upon death. All Named Executives, except Ms. Patsley and Mr. Lee, would also be entitled to a life insurance payment of $250,000 if death occurred while traveling on MoneyGram business pursuant to life insurance policies purchased by the Company. MoneyGram provides Ms. Patsley with $850,000 if death occurred while traveling on MoneyGram business.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2010 on a timely basis.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

Viad

During 2010, Messrs. Hay and Teplin also served as members of the Board of Viad. In June 2004, we entered into various agreements with Viad addressing the division of certain obligations in connection with the Spin-Off, including, but not limited to, an Employee Benefits Agreement and a Tax Sharing Agreement.

In connection with the Spin-Off and consistent with the Employee Benefits Agreement, certain obligations under the Viad director deferred compensation plan were transferred to MoneyGram. As directors of Viad, Messrs. Hay and Teplin are participants in the Viad director deferred compensation plan. Deferred accounts under such plan ceased receiving contributions on June 30, 2004, but are credited by MoneyGram quarterly with dividend equivalents (when declared), in the case of stock unit accounts, and interest at a long-term medium-quality bond rate, in the case of cash accounts. Deferred amounts are payable after a director ceases to be a member of both the Viad and MoneyGram Boards of Directors. For Messrs. Hay and Teplin, MoneyGram accrued approximately $55,000 and $50, respectively, in 2010 in interest and dividends pursuant to the Viad director deferred compensation plan.

In addition, in conjunction with the Spin-Off, MoneyGram assumed liability for the Viad Director’s Charitable Award Program (the “Charitable Award Program”). The liability assumed by MoneyGram includes (i) payment of monies to the charitable organization designated by the applicable director upon death and as provided in the Charitable Award Program and (ii) payment of premiums, or reduction in cash surrender value, on life insurance policies taken out by Viad on certain of the members of the Viad Board covered by the Charitable Award Program (including Mr. Hay) to fund benefits under the program. Viad has assigned such life insurance policies to MoneyGram and MoneyGram is now the beneficiary of such policies. In 2009, the cash surrender value decreased by approximately $60,000 in lieu of payment of premiums, and MoneyGram made payments totaling $100,000 to certain charitable organizations designated by a deceased director of Viad.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold to the Investors 495,000 shares of B Stock and 265,000 shares of B-1 Stock for an aggregate purchase price of $760 million. The B Stock was issued to THL and the B-1 Stock was issued to Goldman Sachs.

The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

The Investors have been provided with certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. Additionally, the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming the conversion of all shares of Series B Stock into common stock). For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. For additional information, see “Part Two — Board of Directors and Governance — Board Representation” in this proxy statement.

The Series B Stock provides for payment of a cash dividend of ten percent, or, at the Company’s option, we may accrue dividends at a rate of 12.5 percent in lieu of paying a cash dividend. Dividends may be accrued for up to five years from the date of the 2008 Recapitalization. After five years, if we are unable to pay the dividends in cash, dividends will accrue at a rate of 15 percent. To date, the Company has accrued all dividends on the Series B Stock. In 2010, the Company accrued approximately $80.6 million in dividends on the B Stock and approximately $44.4 million in dividends on the B-1 Stock. The Series B Stock also participates in dividends with the common stock on an as-converted basis. The B Stock is convertible into shares of common stock of the Company at a price of $2.50 per share, subject to adjustment. The B-1 Stock is automatically converted into B Stock upon transfer to any stockholder other than Goldman Sachs and its affiliates. While held by Goldman Sachs and its affiliates, the B-1 Stock is convertible into D Stock, which is a non-voting common equivalent stock.

The Series B Stock may be redeemed at the option of the Company if, after five years from the date of the 2008 Recapitalization, the common stock trades above $15.00, subject to adjustment, for a period of thirty consecutive trading days. The Series B Stock is redeemable at the option of the Investors after ten years and upon a change of control.

The B Stock votes as a class with the common stock and the holders have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock. As of the record date, the holders of B Stock have approximately 83.8 percent of the voting power of our stock. The B-1 Stock held by Goldman Sachs is non-voting stock except for the rights of Goldman Sachs to vote on specific actions as set forth in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.

Equity Registration Rights Agreement

The Company and the Investors also entered into a Registration Rights Agreement (the “Equity Registration Rights Agreement”) on March 25, 2008, with respect to the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates (collectively, the “Registrable Securities”). Under the terms of the Equity Registration Rights Agreement, we are required, after a specified holding period, to use our reasonable best efforts to promptly file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep such shelf registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act and (3) fifteen years. The holders of the Registrable Securities are also entitled to five demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement. On December 14, 2010, we filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission which would permit the offer and sale of the Registrable Securities, as required by the terms of the Equity Registration Rights Agreement. The registration statement also would permit the Company to offer and sell up to $500 million of its common stock, preferred stock, debt securities or any combination of these, from time to time, subject to market conditions and the Company’s capital needs. The registration statement is subject to review by the SEC and has not yet been declared effective by the SEC.

Note Purchase Agreement and Indenture

In connection with the anticipated completion of the 2008 Recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), entered into a second amended and restated note purchase agreement (the “Second Amended Note Purchase Agreement”) dated as of March 17, 2008, with affiliates of Goldman Sachs (the “Initial Purchasers”) and THL Credit Partners L.P., a Delaware limited partnership (“THL CP”). Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25 percent senior secured second lien notes due 2018 (the “Notes”) pursuant to an indenture, by and among MoneyGram, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent. On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the Notes from the Initial Purchasers.

The interest rate on the Notes is 13.25 percent per year unless interest is capitalized, in which case the interest rate increases to 15.25 percent. Prior to March 25, 2011, the Company has the option to capitalize interest of 14.75 percent, but must pay in cash 0.50 percent of the interest payable. To date, the Company has paid all interest under the Notes as currently due, and expects that it will continue to do so, barring unforeseen circumstances. In 2010, the Company paid an aggregate of $66.3 million in interest under the Notes. The Notes contain covenants that, among other things, limit the Company’s ability to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets or subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions and enter into transactions with affiliates. The covenants also substantially restrict the Company’s ability to incur additional debt, create or incur liens and invest assets that are subject to restrictions for the payment of payment service obligations. The Company is also required to maintain at least a 1:1 ratio of certain assets to outstanding payment service obligations.

The Company can redeem the Notes after five years at specified premiums. Prior to the fifth anniversary, the Company may redeem some or all of the Notes at a price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest, if any, plus a premium equal to the greater of one percent or an amount calculated by discounting the sum of (a) the redemption payment that would be due upon the fifth anniversary plus (b) all required interest payments due through such fifth anniversary using the treasury rate plus 50 basis points. Upon a change of control, the Company is required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount plus accrued and unpaid interest. The Company is also required to make an offer to repurchase the Notes with proceeds of certain asset sales that have not been reinvested in accordance with the terms of the Note or have not been used to repay certain debt.

Notes Registration Rights Agreement

In connection with the issuance of the Notes, MoneyGram, Worldwide, the other guarantors party thereto and the Initial Purchasers entered into a registration rights agreement (the “Notes Registration Rights Agreement”), pursuant to which we and the other guarantors party thereto have agreed, upon the occurrence of certain events, to file a registration statement under the Securities Act to register the resale of the Notes by certain holders thereof.

Proposed 2011 Recapitalization

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with THL, as the holder of all of the B Stock, and Goldman Sachs, as the holder of all of the B-1 Stock. Pursuant to the Recapitalization Agreement, (i) THL will convert all of the shares of B Stock into shares of our common stock in accordance with the Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of MoneyGram International, Inc., (ii) Goldman Sachs will convert all of the shares of B-1 Stock into shares of Series D Participating Convertible Preferred Stock of the Company (the “D Stock”) in accordance with the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc., and (iii) THL will receive approximately 28.2 million additional shares of our common stock and $140.8 million in cash, and Goldman Sachs will receive approximately 15,504 additional shares of D Stock (equivalent to approximately 15.5 million shares of our common stock) and $77.5 million in cash (such transactions, collectively, the “2011 Recapitalization”).

The 2011 Recapitalization has been approved unanimously by our board of directors following the recommendation of a special committee of the board of directors comprised of independent and disinterested members of our board of directors, and is subject to various conditions contained in the Recapitalization Agreement, including the approval of the 2011 Recapitalization or any other matter that requires approval under the Recapitalization Agreement (collectively the “Stockholder Approval Matters”) by the affirmative vote of a majority of the outstanding shares of our common stock and B Stock (on an as-converted basis), voting as a single class, and the affirmative vote of a majority of the outstanding shares of our common stock (not including the B Stock or any other stock of the Company held by any Investor), in each case voting on the Stockholder Approval Matters and the Company’s receipt of sufficient financing to consummate the 2011 Recapitalization.

Concurrently with entering into the Recapitalization Agreement, Worldwide and the Company entered into a consent agreement (the “Consent Agreement”) with certain affiliates of Goldman Sachs who are holders of the Notes. Pursuant to the Consent Agreement, the parties thereto have agreed to enter into a supplemental indenture to the indenture governing the Notes that will, among other things, amend the indenture in order to permit the 2011 Recapitalization. In connection with the Consent Agreement, the affiliates of Goldman Sachs will receive a consent fee of $5.0 million payable in cash.

Ceridian Corporation

Messrs. Hagerty and Jaeckel serve on the board of directors of Ceridian Corporation, which provides payroll processing services to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation. In addition, each of Messrs. Hagerty and Jaeckel are Managing Directors of THL Advisors. During 2010, we paid Ceridian Corporation approximately $323,000 for payroll processing services provided to the Company.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2012 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201,

Attention: Corporate Secretary, on or before December 10, 2011. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2012 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 12, 2012 and no later than February 11, 2012.

2010 FORM 10-K

Our 2010 Form 10-K, including financial statements for the year ended December 31, 2010, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2010 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

TIMOTHY C. EVERETT
Executive Vice President, General Counsel and
Corporate Secretary
MoneyGram International, Inc.
2828 North Harwood Street
15th Floor
Dallas, Texas 75201
Telephone (214) 999-7552
Dated: April 8, 2011

Appendix A

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

As Amended ~~February 17, 2010~~
April 4, 2011

i

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Human Resources and Nominating Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(h) “Company” shall mean MoneyGram International, Inc., a Delaware corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time.

(w) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Specified Employee” shall mean a specified employee as defined in ~~Code~~ Section 409A(a)(2)(B) ~~or applicable proposed or final regulations under Code Section 409A~~
of the Code
.

(ee) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ff) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.  Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be~~47,000,000.~~
57,000,000.
 Shares to be issued under the Plan will be authorized but unissued Shares, Shares that have been reacquired by the Company and designated as treasury shares or Shares held by the MoneyGram Employee Equity Trust. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan, except that, after May 10, 2015, any Shares withheld in connection with the satisfaction of tax obligations relating to Restricted Stock shall not be available for granting Awards. Prior to May 10, 2015, any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

(b) Accounting for Awards .  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments .  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding

Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan .

(i) Section 162(m) Limitation for Options and Stock Appreciation Rights .  No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 12,000,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards Denominated in Shares.  No Eligible Person may be granted Performance Awards denominated in Shares (including, without limitation, Restricted Stock and Restricted Stock Units, whether payable in cash, Shares or other property), and which are intended to represent “qualified performance-based compensation” with the meaning of Section 162(m), for more than 2,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.

(iii) Section 162(m) Limitation for Performance Awards Denominated in Cash.  The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $5,000,000 in value. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) or Section 4(d)(ii) of the Plan.

(iv) Limitation on Awards Granted to Non-Employee Directors.  Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 3% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

(v) Limitation on Incentive Stock Options.  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 7,500,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.  Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

Section 6.  Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant; provided, however, that such minimum vesting period shall not apply to grants of up to 200,000 shares of Restricted Stock and Restricted Stock Units to non-employee Directors. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.

(ii) Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to

Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(e) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards.  Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A)

of the Code ~~and applicable proposed or final regulations~~, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.  Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Effective Date of the Plan.

The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 10, 2005 and the Plan shall be effective as of the date of such stockholder approval.

Section 11.  Term of the Plan.

The Plan shall terminate at midnight on May 10, 2015, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

MONEYGRAM INTERNATIONAL, INC.
2828 NORTH HARWOOD STREET
15th FLOOR
DALLAS, TX 75201
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The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors	For	Against	Abstain

01	J. Coley Clark	☐	☐	☐

02	Victor W. Dahir	☐	☐	☐

03	Thomas M. Hagerty	☐	☐	☐

04	Scott L. Jaeckel	☐	☐	☐

05	Seth W. Lawry	☐	☐	☐

06	Ann Mather	☐	☐	☐

07	Pamela H. Patsley	☐	☐	☐

08	Ganesh B. Rao	☐	☐	☐

09	W. Bruce Turner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Amendment to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan.	☐	☐	☐

			For	Against	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.		☐	☐	☐

4.	Advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends you vote for 3 YEARS on the following proposal:		1 year	2 years	3 years	Abstain

5.	Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

MONEYGRAM INTERNATIONAL, INC.
Annual Meeting of Stockholders
Wednesday, May 11, 2011
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Pamela H. Patsley and Timothy C. Everett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Central Daylight Time on May 11, 2011, in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas and any adjournment or postponement thereof.
Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 PM, Eastern Time, on May 8, 2011 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side